Exhibit 2.1

Final Form

CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

dated

December 15, 2020

by and among

AST & Science LLC,

New Providence Acquisition Corp.,

new providence management llc,

THE EXISTING EQUITYHOLDERS LISTED ON ANNEX A,

AND

THE EXISTING EQUITYHOLDER REPRESENTATIVE.

i

(cont’d)

(cont’d)

(cont’d)

Annexes

Annex A	-	Existing Equityholders

Exhibits

Exhibit A	-	Form of A&R Operating Agreement
Exhibit B	-	A&R Certificate of Incorporation
Exhibit C	-	Buyer A&R Bylaws
Exhibit D	-	Form of Tax Receivable Agreement
Exhibit E	-	Form of Stockholders’ Agreement
Exhibit F		Form of Voting Agreement
Exhibit G	-	Form of Registration Rights Agreement
Exhibit H	-	Subscription Agreements
Exhibit I	-	AST SpaceMobile Inc. 2020 Incentive Award Plan
Exhibit J	-	AST SpaceMobile Inc. 2020 Employee Stock Purchase Plan

Schedules

Schedule I	-	Common Units Pro Forma Ownership
Schedule II	-	Voting Units Pro Forma Ownership

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of December 15, 2020 (the “Effective Date”), by and among (i) AST & Science LLC, a Delaware limited liability company (the “Company”), (ii) solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X, the existing equityholders of the Company set forth on Annex A hereto (the “Existing Equityholders”), (iii) New Providence Acquisition Corp., a Delaware corporation (prior to the Closing, “Buyer”, and from and after the Closing, “PubCo”), (iv) solely for the purposes of Section 2.6, Article VI, Section 7.3(c), Section 7.10(a), Section 7.13, Section 9.2 and Article X, New Providence Management LLC, a Delaware limited liability company (“Sponsor”), and (v) Abel Avellan (“Avellan”), as the Existing Equityholder Representative (as defined below).

W I T N E S E T H:

A. The Company directly and indirectly through its Subsidiaries is in the business of satellite design, manufacture and operation, including the development, manufacture and distribution of a constellation of low earth orbit satellites designed to enable global communications using mobile network operator spectrums without hardware or software modification to existing cellphone technologies (the “Business”);

B. Buyer is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C. At the Closing, the Existing Equityholders, Buyer and the Company will enter into a Fifth Amended and Restated Limited Liability Company Operating Agreement, substantially in the form attached hereto as Exhibit A (the “A&R Operating Agreement”) to, among other things, (1) restructure the capitalization of the Company at the Closing to (x) authorize the issuance of Common Units to Buyer, (y) re-classify the Existing Company Units held by the Existing Equityholders into Common Units as contemplated in this Agreement and the A&R Operating Agreement and (z) maintain each Company Option (whether vested or unvested), as outstanding and subject to the Company Option Plan and the A&R Operating Agreement and (2) appoint Buyer as the managing member of the Company;

D. At the Closing, Buyer will (1) amend and restate its Certificate of Incorporation with the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “A&R Certificate of Incorporation”) to, among other things, (x) convert all then-outstanding shares of Buyer Class B Common Stock held by Sponsor (the “Sponsor Shares”) into shares of PubCo Class A Common Stock, (y) authorize the issuance of PubCo Class B Common Stock and PubCo Class C Common Stock and (z) change the name of Buyer to “AST SpaceMobile Inc.” and (2) replace its existing bylaws by adopting the bylaws attached hereto as Exhibit C (the “Buyer A&R By-laws”);

E. At the Closing, the Existing Equityholders, the Company and Buyer will enter into the Tax Receivable Agreement, substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”);

F. At the Closing, (1) the Existing Equityholders, Sponsor and Buyer will enter into the Stockholders’ Agreement substantially in the form attached hereto as Exhibit E (the “Stockholders’ Agreement”), (2) Sponsor and Buyer will enter into the Voting Agreement substantially in the form attached hereto as Exhibit F (the “Voting Agreement”) and (3) the Existing Equityholders, Sponsor and Buyer will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”);

G. Concurrently with entering into this Agreement and effective as of and conditioned upon the Closing, Buyer is entering into the subscription agreements attached hereto as Exhibit H (the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make private investments in public equity in the form of PubCo Class A Common Stock in an aggregate amount of $230 million (the “PIPE Investment”); and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “$” means U.S. dollars, the legal currency of the United States.

1.2 “A&R Certificate of Incorporation” has the meaning set forth in paragraph D of the recitals.

1.3 “A&R Operating Agreement” has the meaning set forth in paragraph C of the recitals.

1.4 “Action” means any legal action, suit, investigation, inquiry, grievance, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

1.5 “Additional Agreements” means the A&R Operating Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, Voting Agreement, the Registration Rights Agreement and the Subscription Agreements.

1.6 “Additional Buyer SEC Documents” has the meaning set forth in Section 5.11(a).

1.7 “Additional PIPE Investment” has the meaning set forth in Section 7.8.

1.8 “Additional PIPE Investment Cap” means an amount equal to (a) $400,000,001, minus (b) the amount of immediately-available cash of Buyer immediately prior to the Closing held in Buyer’s Trust Account following the completion of all Buyer Stock Redemptions, minus (c) the aggregate amount of proceeds to be received in the PIPE Investment.

1.9 “Additional Proposal” has the meaning set forth in Section 7.6(d).

1.10 “Adjournment Proposal” has the meaning set forth in Section 7.6(d).

1.11 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Buyer will be an Affiliate of the Company.

1.12 “Agreement” has the meaning set forth in the Preamble.

1.13 “Alternative Proposal” has the meaning set forth in Section 7.3.

1.14 “Alternative Transaction” has the meaning set forth in Section 7.3.

1.15 “Anti-Corruption Laws” has the meaning set forth in Section 4.27.

1.16 “Audited Financial Statements” has the meaning set forth in Section 4.8(a).

1.17 “Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

1.18 “Avellan” has the meaning set forth in the Preamble.

1.19 “Award Plan Proposal” has the meaning set forth in Section 7.6(d).

1.20 “Balance Sheet Date” has the meaning set forth in Section 4.8(a).

1.21 “Blocker Corporation” has the meaning set forth in the A&R Operating Agreement.

1.22 “Books and Records” means, with respect to any Person, all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by such Person or any of its Subsidiaries or in which such Person or any of its Subsidiaries’ assets, the business or its transactions are otherwise reflected.

1.23 “Business” has the meaning set forth in paragraph A of the recitals.

1.24 “Business Combination” has the meaning set forth in Section 7.3(c)(ii).

1.25 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.26 “Buyer” has the meaning set forth in the Preamble.

1.27 “Buyer A&R By-laws” has the meaning set forth in paragraph D of the recitals.

1.28 “Buyer Actual Cash Amount” means the amount of immediately-available cash of the Buyer immediately prior to the Closing, (i) held in the Buyer’s Trust Account following the completion of all Buyer Stock Redemptions, and (ii) raised in private transactions including any PIPE Investment and Additional PIPE Investment, in each case of clauses (i) and (ii), prior to the payment of any Transaction Expenses pursuant to Section 2.1(c).

1.29 “Buyer Board” means the board of directors of Buyer.

1.30 “Buyer Board Recommendation” has the meaning set forth in Section 7.6(g).

1.31 “Buyer Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

1.32 “Buyer Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

1.33 “Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and the Buyer Class B Common Stock.

1.34 “Buyer D&O Indemnified Persons” has the meaning set forth in Section 7.9(a).

1.35 “Buyer Extension Approval” means, the approval of the Extension Proposal identified in Section 7.15(a) by an affirmative vote of the holders of at least sixty five percent (65%) of the outstanding shares of Buyer Common Stock entitled to vote (as determined in accordance with the Buyer’s Organizational Documents) at a stockholders’ meeting duly called by the Buyer Board and held for such purpose.

1.36 “Buyer Extension Meeting” has the meaning set forth in Section 7.15(d).

1.37 “Buyer Financial Statements” has the meaning set forth in Section 5.11(b).

1.38 “Buyer Governmental Approval” has the meaning set forth in Section 5.3.

1.39 “Buyer Impairment Effect” has the meaning set forth in Section 5.3.

1.40 “Buyer Material Contract” has the meaning set forth in Section 5.23(a).

1.41 “Buyer Post-Closing Representation” has the meaning set forth in Section 10.21(a).

1.42 “Buyer Prepared Returns” has the meaning set forth in Section 7.11(a).

1.43 “Buyer Related Party” has the meaning set forth in Section 5.18.

1.44 “Buyer SEC Documents” has the meaning set forth in Section 5.11(a).

1.45 “Buyer Special Meeting” has the meaning set forth in Section 7.6(d).

1.46 “Buyer Stock Redemption” means the election of an eligible holder of Buyer Common Stock (as determined in accordance with the applicable Buyer’s Organizational Documents and the Investment Management Trust Agreement) to redeem all or a portion of such holder’s Buyer Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer’s Organizational Documents and the Investment Management Trust Agreement) in connection with the Closing or any Extension Proposal.

1.47 “Buyer Stockholder Approval Matters” has the meaning set forth in Section 7.6(d).

1.48 “Buyer Unit” means a unit of Buyer comprised of one share of Buyer Class A Common Stock and one-half of one Buyer Warrant.

1.49 “Buyer Warrant” means each warrant to purchase one whole share of Buyer Class A Common Stock at a price of $11.50 per share.

1.50 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Authority.

1.51 “CBA” has the meaning set forth in Section 4.13(a)(iii).

1.52 “Charter Proposals” has the meaning set forth in Section 7.6(d).

1.53 “Clearance Date” has the meaning set forth in Section 7.6(g).

1.54 “Closing” has the meaning set forth in Section 2.5.

1.55 “Closing Date” has the meaning set forth in Section 2.5.

1.56 “Closing Date Contribution Amount” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication), (a) an amount equal to (1) the amount of cash in the Trust Account, less (2) the required amount of cash taken from the Trust Account to fund any Buyer Stock Redemptions plus (b) the aggregate proceeds received by Buyer from the PIPE Investment and any Additional PIPE Investment less (c) the Deferred Underwriting Commission payable to BTIG, LLC.

1.57 “Closing Form 8-K” has the meaning set forth in Section 7.6(c).

1.58 “Code” means the Internal Revenue Code of 1986, as amended.

1.59 “Common Units” means the “Common Units” of the Company (as defined in the A&R Operating Agreement).

1.60 “Communications Act” means the Communications Act of 1934, as amended.

1.61 “Company” has the meaning set forth in the Preamble.

1.62 “Company Affiliate Arrangement” has the meaning set forth in Section 4.26.

1.63 “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of September 30, 2020 attached in Schedule 4.8(a).

1.64 “Company D&O Indemnified Persons” has the meaning set forth in Section 7.9(a).

1.65 “Company Disclosure Schedules” has the meaning set forth in Article IV.

1.66 “Company Governmental Approval” has the meaning set forth in Section 4.3.

1.67 “Company Group” means the Company and its Subsidiaries.

1.68 “Company Group Consent” has the meaning set forth in Section 4.7.

1.69 “Company Impairment Effect” has the meaning set forth in Section 4.3.

1.70 “Company Material Adverse Effect” means an event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a material adverse effect on the condition, business or operations of the Company Group, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof); (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) changes in U.S. GAAP and interpretations thereof, or any changes in applicable Law; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement other than with respect to Section 4.4 and Section 4.7; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) though (viii) above), except, in the case of each of clauses (i) through (iii), and (viii), to the extent such event, occurrence, fact, condition or change materially and disproportionately affects the Company Group, taken as a whole, relative to other companies in the industries in which the Company Group operates (in which case only the incremental material and disproportionate impact will be taken into account in determining whether there has been a Company Material Adverse Effect).

1.71 “Company Option” means each outstanding option to purchase Existing Company Common Units granted pursuant to the Company Option Plan or otherwise.

1.72 “Company Option Plan” means the Company 2019 Equity Incentive Plan.

1.73 “Company Released Claims” has the meaning set forth in Section 10.15(a).

1.74 “Company Releasee” has the meaning set forth in Section 10.15(a).

1.75 “Company Releasees” has the meaning set forth in Section 10.15(a).

1.76 “Company Releasor” has the meaning set forth in Section 10.15(a).

1.77 “Company Releasors” has the meaning set forth in Section 10.15(a).

1.78 “Computer Systems” means the computer hardware, Software, systems, and information technology infrastructure (including telecommunications) controlled, owned, licensed or leased by the Company Group in the operation of the Business.

1.79 “Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of September 18, 2020, by and between the Company and Buyer.

1.80 “Consent” means any consent, approval, clearance, authorization or other similar actions.

1.81 “Contracts” means all legally-binding contracts, agreements, notes, indentures, leases, licenses and sublicenses, commitments, undertakings, whether oral or written.

1.82 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.83 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

1.84 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

1.85 “D&O Indemnified Persons” has the meaning set forth in Section 7.9(a).

1.86 “Data Security Requirements” means the following, in each case to the extent relating to the conduct of the Business: (a) all Privacy Laws and security Laws and other applicable Laws and any related security breach notification requirements; (b) the Company Group’s own respective rules, policies, and procedures regarding any personal information accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Company Group; (c) industry standards applicable to the industries in which any member of the Company Group operates and PCI-DSS; and (d) Contracts to which any member of the Company Group is bound regarding any personal information accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Company Group.

1.87 “Deferred Underwriting Commission” has the meaning ascribed to such term in the Underwriting Agreement, dated September 10, 2019, by and between Buyer and BTIG, LLC.

1.88 “DGCL” means the Delaware General Corporate Law.

1.89 “Director Election Proposal” has the meaning set forth in Section 7.6(d).

1.90 “Disabling Code” means computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or Computer System or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically, with passage of time or upon command.

1.91 “Disclosure Schedules” has the meaning set forth in Article V.

1.92 “EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

1.93 “Effective Date” has the meaning set forth in the Preamble.

1.94 “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, post-employment welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit and each other benefit or compensatory plan, program, policy Contract or arrangement that any member of the Company Group maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any member of the Company Group has any Liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

1.95 “Environmental Laws” means all applicable Laws relating to pollution or the protection of the environment, the use, storage, handling, release or disposal of, or exposure to any Hazardous Materials, occupational safety and health, or to the protection of human health as it relates to the use, storage, handling, release or disposal of or exposure to any Hazardous Materials.

1.96 “Equity” means, with respect to any Person, any capital stock, membership interests, other share capital, equity or ownership interest or other security of or held by such Person.

1.97 “ESPP Proposal” has the meaning set forth in Section 7.6(d).

1.98 “Exchange Act” means the Securities Exchange Act of 1934.

1.99 “Existing Company Common Units” means the “Common Shares” of the Company (as defined in the Existing Company LLCA).

1.100 “Existing Company Incentive Units” means the “Incentive Shares” of the Company (as defined in the Existing Company LLCA).

1.101 “Existing Company LLCA” means the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, effective as of February 4, 2020.

1.102 “Existing Company Series A Preferred Units” means the “Series A Preferred Shares” of the Company (as defined in the Existing Company LLCA), prior to the effectiveness of the A&R Operating Agreement.

1.103 “Existing Company Series B Preferred Units” means the “Series B Preferred Shares” of the Company (as defined in the Existing Company LLCA), prior to the effectiveness of the A&R Operating Agreement.

1.104 “Existing Company Units” means, collectively, the Existing Company Common Units, the Existing Company Series A Preferred Units, the Existing Company Series B Preferred Units and the Existing Company Incentive Units.

1.105 “Existing Equityholder Post-Closing Representation” has the meaning set forth in Section 10.21(b).

1.106 “Existing Equityholder Prepared Returns” has the meaning set forth in Section 7.11(a).

1.107 “Existing Equityholder Representative” has the meaning set forth in Section 10.22(a).

1.108 “Existing Equityholders” has the meaning set forth in the Preamble.

1.109 “Experimental License” has the meaning set forth in Section 7.14(a)(i).

1.110 “Extension Approval End Date” has the meaning set forth in Section 7.15(a).

1.111 “Extension Proposals” has the meaning set forth in Section 7.15(a).

1.112 “Extension Proxy Statement” has the meaning set forth in Section 7.15(a).

1.113 “FCC” means the Federal Communications Commission.

1.114 “FCC Applications” has the meaning set forth in Section 4.31.

1.115 “FCC Consent” means the FCC’s consent to the FCC Transfer Application pursuant to the FCC’s initial order without any material adverse conditions other than those of general applicability to a change of control transaction.

1.116 “FCC Licenses” means all licenses, permits and other authorizations issued to the Company or any of its Affiliates by the FCC.

1.117 “FCC Transfer Application” means an application with the FCC requesting FCC consent to the transfer of control of the Company with respect to the FCC Licenses.

1.118 “FCPA” has the meaning set forth in Section 4.27.

1.119 “Financial Statements” has the meaning set forth in Section 4.8(a).

1.120 “Flow-Thru Entity” means any entity, plan or arrangement that is treated for income Tax purposes as a partnership.

1.121 “Flow-Thru Tax Returns” means income Tax Returns of the Company or its Subsidiaries for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable entity under applicable Tax Law (including, for the avoidance of doubt, any Form 1065 of the Company or any of its Subsidiaries).

1.122 “Forfeited Sponsor Shares” has the meaning set forth in Section 7.13.

1.123 “Fraud” means, with respect to any Person, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (i) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (ii) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (iii) such reliance and subsequent action or inaction by such other Person was justifiable and (iv) such action or inaction resulted in actual material damages to such other Person.

1.124 “Governmental Approvals” has the meaning set forth in Section 5.3.

1.125 “Hazardous Material” means any pollutants, contaminants, wastes, or other materials or substances that are regulated or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include without limitation oil, petroleum, petroleum-derived substances, radiation and radioactive materials, noise, odors, mold and microbial matter, polychlorinated biphenyls, radon, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, and asbestos or any materials containing asbestos.

1.126 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), other than any lease obligations which would not have been capitalized under U.S. GAAP before the implementation of ASC 842 and (g) all guarantees of obligations described in clauses (a) through (f) by such Person. For the avoidance of doubt, the Deferred Underwriting Commission shall not be deemed Indebtedness.

1.127 “Insurance Policies” has the meaning set forth in Section 4.25.

1.128 “Intellectual Property” means (together with all rights in or to) all of the following, anywhere in the world: any (a) trademark, service mark, trade name, domain names, trade dress, URLs, social media accounts, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing, (b) patent, patent application (including provisional applications), statutory invention registrations, including all divisionals, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates, (c) invention disclosures, trade secret, know-how (clause (c), collectively, “Trade Secrets”), (d) formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), (e) rights in Software, (f) published and unpublished works of authorship, whether copyrightable or not, moral rights and mask works, copyright, copyright registration, application for copyright registration, and any (g) other type of proprietary intellectual property right.

1.129 “Intended Tax Treatment” has the meaning set forth in Section 7.11(e).

1.130 “Internal Controls” has the meaning set forth in Section 4.9(a).

1.131 “Investment Company Act” means the Investment Company Act of 1940, as amended.

1.132 “Investment Management Trust Agreement” means the investment management trust agreement, dated September 13, 2019, by and between Buyer and the Trustee.

1.133 “IPO” means the initial public offering of Buyer pursuant to the Prospectus.

1.134 “K&E” has the meaning set forth in Section 10.21(a).

1.135 “L&W” has the meaning set forth in Section 10.21(b).

1.136 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act or treaty of any applicable Authority, including rule or regulation promulgated thereunder.

1.137 “Leases” means the leases for Real Property of the Company Group, together with all fixtures and improvements erected on the premises leased thereby.

1.138 “Liabilities” means any and all liabilities, debts or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

1.139 “Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.140 “Material Commercial Relationships” has the meaning set forth in Section 4.18(a).

1.141 “Material Contract” has the meaning set forth in Section 4.13(b).

1.142 “Material Suppliers” has the meaning set forth in Section 4.18(a).

1.143 “Mobile Partners” has the meaning set forth in Section 4.18(a).

1.144 “Money Laundering Laws” has the meaning set forth in Section 4.29.

1.145 “Nasdaq” means The Nasdaq Capital Market LLC.

1.146 “Nasdaq Proposal” has the meaning set forth in Section 7.6(d).

1.147 “Net Outstanding Buyer Shares” means a number equal to (a) the number of shares of Buyer Common Stock outstanding as of the date of this Agreement, plus (b) the number of shares of PubCo Class A Common Stock issued pursuant to the PIPE Investment, plus (c) the number of shares of Class A Common Stock issued pursuant to any Additional PIPE Investment on the Closing Date, minus (d) the number of shares of Buyer Common Stock redeemed as of the Closing Date pursuant to the Buyer Stock Redemptions, minus (e) if applicable, any Forfeited Sponsor Shares that are canceled pursuant to Section 7.13.

1.148 “New Buyer Securities” has the meaning set forth in Section 7.3(c)(i).

1.149 “Non-Recourse Parties” has the meaning set forth in Section 10.14.

1.150 “Open Source Software” means all Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

1.151 “Order” means any decree, order, judgment, ruling, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

1.152 “Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Tax but which contains customary Tax indemnification provisions.

1.153 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, operating or limited liability company agreement, limited partnership agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.154 “Outside Closing Date” has the meaning set forth in Section 9.1(c).

1.155 “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

1.156 “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Authority (including IRS Notice 2020-65).

1.157 “PDR” means the Petition for Declaratory Ruling in the matter of AST & Science LLC filed by the Company on April 9, 2020 with the FCC, as amended.

1.158 “Permits” means all permits, licenses, authorizations, Consents, registrations, concessions, grants, franchises, certificates, waivers and filings issued or required by any Authority under applicable Law.

1.159 “Permitted Liens” means (i) all defects, exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Real Property and other title defects which do not materially impair the use or occupancy of such Real Property or the operation of the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (iii) Liens for Taxes, assessments or governmental charges or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof); (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental Authority having jurisdiction over any Real Property which are not violated by the current use or occupancy of such Real Property other than any violations that would not be reasonably expected to, individually or in the aggregate, be material to the Company Group; (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (vii) other Liens arising or incurred in the ordinary course of business that would not be reasonably expected to, individually or in the aggregate, be material to the Company Group.

1.160 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.161 “PIPE Investment” has the meaning set forth in the paragraph G of the recitals.

1.162 “PIPE Investors” has the meaning set forth in paragraph G of the recitals.

1.163 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

1.164 “Privacy Laws” means HIPAA, the HITECH Act, the European Union’s General Data Protection Regulation (EU) 2016/679, the California Consumer Privacy Protection Act, and any similar or analogous federal, state or foreign Laws relating to the access, collection, storage, sharing, securing, distribution, transfer, destruction, processing and use of personal information (including any security breach notification requirements and Laws), in each case, to the extent applicable to the Business.

1.165 “Prospectus” has the meaning set forth in Section 10.13.

1.166 “Proxy Statement” has the meaning set forth in Section 7.6(d).

1.167 “PubCo” has the meaning set forth in the Preamble.

1.168 “PubCo Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

1.169 “PubCo Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

1.170 “PubCo Class C Common Stock” means the shares of class C common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

1.171 “PubCo Issued Stock” has the meaning set forth in Section 2.1(f).

1.172 “PubCo Warrant” means warrants for PubCo Class A Common Stock (which shall be in the identical form of the Buyer Warrants, but in the name of the PubCo).

1.173 “Qualified Blocker Corporation” has the meaning set forth in Section 7.3(b)(iv).

1.174 “Qualified Transferee” has the meaning set forth in Section 7.3(b)(iv).

1.175 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto.

1.176 “Registration Rights Agreement” has the meaning set forth in paragraph F of the recitals.

1.177 “Related Claim” has the meaning set forth in Section 10.16(a).

1.178 “Remedies Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, and subject, as to enforceability to general equity principles (whether considered in a proceeding in equity or at law).

1.179 “Representatives” means, with respect to a Person, such Person’s directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

1.180 “Required Buyer Stockholder Approval” has the meaning set forth in Section 8.1(b).

1.181 “Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

1.182 “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

1.183 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

1.184 “SEC” means the Securities and Exchange Commission.

1.185 “Securities” means, with respect to any Person, (i) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (ii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any Equity or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (iii) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (ii) above or other similar rights or (iv) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iii) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

1.186 “Securities Act” means the Securities Act of 1933.

1.187 “Software” means all computer software, including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, application programming interfaces, data, databases, software models and methodologies, development tools, and programmer comments and annotations, documentation and data relating to the foregoing.

1.188 “Specified Courts” has the meaning set forth in Section 10.16(a).

1.189 “Sponsor” has the meaning set forth in the Preamble.

1.190 “Sponsor Released Claims” has the meaning set forth in Section 10.15(b).

1.191 “Sponsor Releasee” has the meaning set forth in Section 10.15(b).

1.192 “Sponsor Releasees” has the meaning set forth in Section 10.15(b).

1.193 “Sponsor Releasor” has the meaning set forth in Section 10.15(b).

1.194 “Sponsor Releasors” has the meaning set forth in Section 10.15(b).

1.195 “Sponsor Securities” has the meaning set forth in Section 6.3.

1.196 “Sponsor Shares” has the meaning set forth in paragraph D of the recitals.

1.197 “Sponsor Voting Letter Agreement” has the meaning set forth in Section 7.3(c)(iii).

1.198 “Stockholders’ Agreement” has the meaning set forth in paragraph F of the recitals.

1.199 “Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

1.200 “Subscription Agreements” has the meaning set forth in paragraph G of the recitals.

1.201 “Subsidiary” or “Subsidiaries” means (i) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person and (ii) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

1.202 “Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.203 “Tax Action” means any Action in respect of Taxes.

1.204 “Tax Receivable Agreement” has the meaning set forth in paragraph E of the recitals.

1.205 “Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached Schedule and supporting information that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax.

1.206 “Tax Sharing Agreement” means any agreement or arrangement pursuant to which any member of the Company Group is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or pay over to any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes or Tax savings, other than an Ordinary Course Tax Sharing Agreement.

1.207 “Tax(es)” means all U.S. federal, state, local, or non-U.S. net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, capital, estimated, goods and services, premium, environmental or other taxes, assessments, duties or similar charges of any kind whatsoever in the nature of tax, including all interest, penalties and additions to tax imposed by or otherwise payable to any Taxing Authority with respect to the foregoing.

1.208 “Taxing Authority” means the U.S. Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.209 “Termination Date” has the meaning set forth in Section 7.3(b)(ii).

1.210 “Trade Controls” means all U.S. and non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations; (iii) antiboycott requirements; and (iv) the prevention of money laundering.

1.211 “Transaction Expenses” means, collectively, the amount of the unpaid fees, commissions, costs or expenses that have been incurred by the Company Group or Buyer in connection with the negotiation, execution or delivery of this Agreement and the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, including costs and expenses of the Company’s or Buyer’s advisors in relation thereto and any Transfer Taxes. With respect to Buyer, Transaction Expenses shall also include any unpaid operational expenses as of the Closing.

1.212 “Transaction Proposal” has the meaning set forth in Section 7.6(d).

1.213 “Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

1.214 “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

1.215 “Trust Account” has the meaning set forth in Section 5.8.

1.216 “Trust Fund” has the meaning set forth in Section 5.8.

1.217 “Trustee” has the meaning set forth in Section 5.8.

1.218 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.219 “Unaudited Financial Statements” has the meaning set forth in Section 4.8(a).

1.220 “Voting Agreement” has the meaning set forth in paragraph F of the recitals.

1.221 “Waiving Parties” has the meaning set forth in Section 10.21(a).

1.222 “Warrant Agent” means Continental Stock Transfer & Trust Company.

1.223 “Warrant Agreement” means the Warrant Agreement, dated as of September 13, 2019, between the Warrant Agent and the Buyer.

Article II
PURCHASE AND SALE TRANSACTIONS

2.1 Existing Company Unit Re-classification; Purchase and Sale of Common Units; Conversion of Buyer Stock; Issuance of PubCo Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Existing Company Units held by each Existing Equityholder shall automatically be re-classified into the number of Common Units as set forth next to such Existing Equityholder’s name on Schedule I, in each case free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements. Following such re-classification, any certificates that may be outstanding evidencing ownership of Existing Company Units shall be of no further force or effect.

(b) Buyer shall contribute to the Company the Closing Date Contribution Amount and, in consideration thereof, the Company shall issue to Buyer a number of Common Units equal to the number of Net Outstanding Buyer Shares, free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements;

(c) Immediately following the transaction set forth in Section 2.1(b), the Company shall make payments of the Transaction Expenses by wire transfer of immediately available funds on behalf of the Company and Buyer to the Persons to whom such amounts are owed;

(d) Simultaneously with the transaction set forth in Section 2.1(a), Buyer will file the A&R Certificate of Incorporation with the Delaware Secretary of State;

(e) As of immediately prior to the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, each share of Buyer Class B Common Stock issued and outstanding immediately prior to the Closing (but not including any Forfeited Sponsor Shares that are canceled pursuant to Section 7.13) will automatically convert into one (1) share of Buyer Class A Common Stock pursuant to Section 4.3(b)(i)(B) of the Buyer’s Existing Certificate of Incorporation;

(f) Immediately following Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, PubCo shall (i) issue the number of shares of PubCo Class B Common Stock and PubCo Class C Common Stock (collectively, “PubCo Issued Stock”) to each Existing Equityholder as set forth next to such Existing Equityholders’ name on Schedule II free and clear of all Liens other than restrictions pursuant to PubCo’s Organizational Documents in exchange for the payment to PubCo by each such Existing Equityholder of adequate consideration, and (ii) make appropriate book entries to the accounts designated in writing by the Existing Equityholders at least five (5) Business Days prior to Closing evidencing the issuances to the Existing Equityholders of PubCo Issued Stock; and

(g) The parties acknowledge, by way of an example, as a result of the transactions contemplated by this Section 2.1, that as of immediately following the Closing (and assuming that (i) the number of shares redeemed pursuant to the Buyer Stock Redemption is zero, (ii) the PIPE Investment is funded in an amount equal to $220,000,000 at Closing and (iii) there is no Additional PIPE Investment), the Existing Equityholders will hold, in the aggregate, 129,800,000 Common Units, and PubCo will hold, 50,750,000 Common Units.

2.2 Treatment of Company Options. Effective as of and conditioned upon the Closing, by virtue of the transactions contemplated by this Agreement, each outstanding Company Option (whether vested or unvested), as adjusted pursuant to actions taken by the board of directors of the Company on December 15, 2020 in accordance with the terms of the Company Option Plan, shall remain outstanding and be subject to the Company Option Plan and the A&R Operating Agreement.

2.3 Buyer Warrants. Immediately following Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, and without any action on the part of any holder of a Buyer Warrant, each Buyer Warrant that is issued and outstanding immediately prior to the Closing shall be converted into a corresponding PubCo Warrant exercisable for PubCo Class A Common Stock in accordance with its terms.

2.4 Directors and Officers of PubCo. Immediately after the Closing, (a) PubCo’s board of directors shall consist of the directors as set forth in Section 3 of the Stockholders Agreement, and (b) the officers of the Company shall be the officers set forth on Schedule 2.4 until the earlier of their resignation or removal or until their respective successors are duly appointed.

2.5 Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and exchange of signature pages by email, fax or electronic transmission on 9:00 a.m. New York time on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII, or at such other place and time as the Company and Buyer may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. In the event that all of the conditions set forth in Article VIII have been satisfied or waived such that the Closing would occur pursuant to this Section 2.5, but the Company notifies Buyer in writing that PubCo would not be able to satisfy its requirements to file the Closing Form 8-K within four (4) Business Days following the Closing because the Company cannot provide financial statements that are compliant with Regulation S-X of the Securities Act that are required to be filed with such Closing Form 8-K, then the Closing shall be delayed until such time as the Company is able to provide such financial statements, but in no event past the Outside Closing Date, and the Company shall uses its reasonable best efforts to provide such compliant financial statements as promptly as practicable.

2.6 Taking of Necessary Action; Further Action.

(a) At the Closing, each of the Existing Equityholders, the Company, Sponsor and PubCo shall duly execute and deliver each of the Additional Agreements (other than the Subscription Agreements) to which it is a party.

(b) If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Additional Agreements, each of PubCo, Sponsor (solely with regard to its obligation set forth in Section 7.3(c) and Section 7.13), the Existing Equityholders and the Company shall take all such lawful and necessary action to carry out such purposes, so long as such action is not inconsistent with this Agreement.

2.7 Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Laws. To the extent that such withheld amounts are paid over to or deposited with the applicable Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Prior to undertaking any such deduction or withholding pursuant to this Section 2.7, Buyer shall use commercially reasonable efforts to provide notice to the Person in respect of whom any such deduction or withholding is required and cooperate in good faith with such Person to obtain any reduction or relief from any such deduction or withholding.

Article III
REPRESENTATIONS AND WARRANTIES OF THE EXISTING EQUITYHOLDERS

Each Existing Equityholder, severally and not jointly, hereby represents and warrants to Buyer that each of the following representations and warranties is true, correct and complete with respect to such Existing Equityholder as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

3.1 Corporate Existence and Power. Such Existing Equityholder that is not an individual is duly organized, validly existing and in good standing (to the extent such concept applies) under the laws of the jurisdiction in which such Existing Equityholder was formed. Such Existing Equityholder has all requisite power, authority and capacity, corporate and otherwise, and all Permits and Consents necessary and required to carry on its business as presently conducted, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

3.2 Authorization. The execution, delivery and performance by such Existing Equityholder of this Agreement and the Additional Agreements to which it is, or at the Closing will be, a party and the consummation by such Existing Equityholder of the transactions contemplated hereby and thereby are within the respective limited liability company, corporate or powers of such Existing Equityholder and have been duly authorized by all necessary action on the part of such Existing Equityholder (if applicable). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which such Existing Equityholder is, or is specified to be, a party will constitute, a valid and legally binding agreement of such Existing Equityholder, as applicable, enforceable against such Existing Equityholder in accordance with their respective terms, subject to the Remedies Exception.

3.3 Title to the Existing Company Units. As of the date of this Agreement, such Existing Equityholder is the sole owner of record of and beneficially owns the Existing Company Units set forth next to such Existing Equityholder’s name on Schedule 3.3, and such Existing Equityholder has good and marketable title to such Existing Company Units, free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents.

3.4 Non-Contravention. Assuming the accuracy of the representations and warranties in Sections 4.4 and 5.4 the execution, delivery or performance by such Existing Equityholder of this Agreement or any Additional Agreements to which it is, or is specified to be, a party does not or will not (a) contravene or conflict with any Organizational Documents of such Existing Equityholder or any of its Affiliates, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to such Existing Equityholder or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such Existing Equityholder or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Existing Company Units, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

3.5 Litigation. There is no, and since January 1, 2019, there has been no, Action pending against, or to the knowledge of such Existing Equityholder, threatened against, such Existing Equityholder or any of its respective Affiliates before any Authority which would reasonably be expected to adversely affect such Existing Equityholder’s ownership of the Existing Company Units, or otherwise materially delay or prevent the consummation of the transactions contemplated hereunder or otherwise prevent such Existing Equityholder from complying with the terms and provisions of this Agreement and the Additional Agreements to which such Existing Equityholder is, or is specified to be, a party. Such Existing Equityholder is not subject to any outstanding Order that would prevent or materially delay the Closing or otherwise prevent such Existing Equityholder from complying with the terms and provisions of this Agreement or the Additional Agreements to which such Existing Equityholder is, or is specified to be, a party. Since January 1, 2019, such Existing Equityholder has not received a subpoena that is related to the Business or any member of the Company Group from any Authority.

3.6 Finders Fees. Except as set forth on Schedule 3.6, with respect to the transactions contemplated by this Agreement or the Additional Agreements, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Existing Equityholder or any of its Affiliates who might be entitled to any fee or commission from Buyer or the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties agree that any reference in a particular Section in the disclosure schedules delivered by the Company to Buyer as of the date hereof (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article IV; provided, that, where it is apparent on the face of a disclosure under a particular section of the Company Disclosure Schedules that such disclosure is relevant to the matters described under any other Sections of this Article IV, such disclosure shall also be deemed to be made to such other Sections.

4.1 Corporate Existence and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all Permits and Consents necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not been and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which each member of the Company Group is qualified to conduct the business. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the Effective Date.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is, or will be at the Closing, a party and the consummation by the Company of the transactions contemplated hereby and thereby is within the limited liability company power of the Company, and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party, assuming due authorization and execution by each other party hereto and thereto, will constitute, a valid and legally binding agreement of the Company, as applicable, enforceable against the Company in accordance with their respective terms subject to the Remedies Exception.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is, or is specified to be, a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) the FCC Consent, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of Nasdaq and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair the Company’s ability to consummate the transactions contemplated hereunder (a “Company Impairment Effect”) (each of the foregoing clauses (a) through (e), a “Company Governmental Approval”).

4.4 Non-Contravention. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is, or is specified to be, a party does or will (a) contravene or conflict with the respective Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to the any member of the Company Group, (c) except for the Contracts listed on Schedule 4.7 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any material right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or a loss of any material benefit to which any member of the Company Group is entitled under any provision of any material Permit, Material Contract or other material instrument or obligations binding upon the Company Group or by which any of the Existing Company Units, or any member of the Company Group’s assets is or may be bound, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Existing Company Units, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any member of the Company Group’s material assets, in the cases of (b) through (e), except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.5 Capital Structure.

(a) Capitalization. As of the date of this Agreement, the Company has authorized Securities consisting of 684,932 Existing Company Series A Preferred Units, all of which are issued and outstanding, 2,765,027 Existing Company Series B Preferred Units, all of which are issued and outstanding, 10,000,000 Existing Company Common Units, of which 5,500,840, are issued and outstanding and no Existing Company Incentive Units. As of the date of this Agreement, (i) no Existing Company Units are held in its treasury, (ii) all of the issued and outstanding Existing Company Units have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth in the Company’s Organizational Documents, are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Existing Company Units are owned legally and of record by the Persons and in the amounts set forth on Schedule 4.5(a). As of the date of this Agreement, no other class in the capital of the Company is authorized or issued or outstanding. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Existing Company Units in connection with the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(b) Schedule 4.5(b) sets forth as of the date of this Agreement a list of each outstanding Company Option granted under the Company Option Plan and: (i) the name (or, as required by applicable Law, employee identification number); (ii) the number of Company Common Units subject to such outstanding Company Option; (iii) the exercise price of such Company Option; (iv) the applicable vesting schedule of such Company Option; and (v) the date on which such Company Option expires. Other than as set forth in Section 4.5(a) or Section 4.5(b), there are no: (x) outstanding Securities of the Company, or (y) to the knowledge of the Company, any voting trust, other voting agreement or proxy with respect to the Existing Company Units.

(c) Schedule 4.5(c) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other Securities (if applicable), and the number of issued and outstanding shares or other Securities and the record holders thereof. (i) All of the outstanding Securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by a member of the Company Group free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Securities of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding Securities in or of any Subsidiary of the Company; (iv) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders; (v) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other Securities of, or otherwise Control, any Person; (vi) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (vii) no member of the Company Group has made any loan or capital contribution or otherwise made funds available to any other Person and there is no outstanding contractual obligation of any member of the Company Group to make a loan or capital contribution or otherwise provide funds to any other Person.

4.6 Assumed Names. Since January 1, 2019, no member of the Company Group has used any other name to conduct the Business. Each member of the Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.7 Consents. The Contracts listed on Schedule 4.7 are the only Contracts binding upon the Company Group or by which any Existing Company Units, or any member of the Company Group’s assets are bound, requiring a Consent of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”), in each case, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group or to have a Company Impairment Effect.

4.8 Financial Statements.

(a) Schedule 4.8(a) includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2018 and December 31, 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated statement of operations for the twelve (12) month periods ended on such dates, the audited consolidated statement of members’ capital and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of the Company as of and for the nine (9) month period ended September 30, 2020 (the “Balance Sheet Date”), respectively, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statement for the nine (9) month period ended September 30, 2020 ended on such dates, and the unaudited consolidated cash flow statements for the nine (9) month period ended September 30, 2020 ended on such dates (the “Unaudited Financial Statements” and all financial statements referred to in this Section 4.8(a) collectively, the “Financial Statements”).

(b) The Financial Statements fairly present in all material respects, in accordance with U.S. GAAP applied on a consistent basis throughout the covered periods, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) have been prepared based on the books and records of the Company Group (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and (ii) have been prepared in accordance with the Company’s reporting and accounting policies and in accordance with U.S. GAAP and in accordance with Regulation S-X of the SEC (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

(c) Except as specifically disclosed, reflected or adequately reserved against on the Company Balance Sheet, and for Liabilities of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material Liabilities of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) that would be required to be set forth on the Company Balance Sheet (in accordance with U.S. GAAP), except for Liabilities (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the Company Group, (iii) that will be discharged or paid off prior to or at the Closing, (iv) arising under this Agreement or the performance by the Company Group of its obligations hereunder, (v) that are disclosed in the Schedules to this Agreement or (vi) that has not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the independent auditors for the Company, with respect to their reports as included in the Audited Financial Statements is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board, and with respect to their reports as included in the Audited Financial Statements is an independent public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the American Institute of Certified Public Accountants.

4.9 Internal Controls.

(a) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with U.S. GAAP (“Internal Controls”). The Internal Controls that are designed to provide, in all material respects, reasonable assurance that (i) transactions are executed only in accordance with the Company management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets. Neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company (other than a significant deficiency or material weakness that has been disclosed in writing to any member of the Buyer), (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and there is no fraud that involves the management of the Company.

(b) All Contracts, documents, and other papers or copies thereof delivered to Buyer by or on behalf of the Company, to the knowledge of the Company, are accurate and complete in all material respects. The Books and Records accurately and fairly, in all material respects, reflect the transactions by each member of the Company Group. All accounts, books and ledgers of the Company Group that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

4.10 Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, other than COVID-19 Measures, the Company Group has conducted the Business in the ordinary course in all material respects. Without limiting the generality of the foregoing, except as set forth on Schedule 4.10, since the Balance Sheet Date to the date of this Agreement, no member of the Company Group has taken any action that would, after the Effective Date, be prohibited or omitted to take any action that would, after the Effective Date, be required, as the case may be, by Section 7.1(b). Since the Balance Sheet Date, there has been no Company Material Adverse Effect.

4.11 Properties; Title to the Company Group’s Assets.

(a) The material items of Tangible Personal Property have no defects, are, in all material respects, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except with respect to Intellectual Property, (i) the Company Group has good, valid and marketable title in and to, or in the case of leases for personal property and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, (ii) except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, no such asset is subject to any Liens other than Permitted Liens, and (iii) except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

(c) The assets of the Company Group constitute all of the material assets and rights that are reasonably necessary to permit Buyer to conduct the Business immediately following the Closing in the same manner as conducted by the Company Group during the 12-month period immediately preceding the Closing Date, in all material respects.

4.12 Litigation. There is no, and since January 1, 2019 there has been no, Action pending against, or to the knowledge of the Company, threatened against, the Company Group or any of their respective officers or directors before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding settlement agreements or similar written agreements with any Authority or outstanding Orders that would reasonably be expected to, individually or in the aggregate, have a Company Impairment Effect.

4.13 Contracts.

(a) Except as disclosed on Schedule 4.13(a), none of the Company Group is party to or bound by:

(i) any Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more;

(ii) any employment Contract, or consultant and sales representative Contract with any current or former employee, officer, director or other individual service provider of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at will employment), (B) has material severance or post-termination obligations to such person (other than as required under Section 4980B of the Code or similar applicable law for which the covered individual pays the full cost of coverage), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change in control of the Company Group;

(iii) any collective bargaining agreement or other Contract with any labor union, labor organization or works council (“CBA”);

(iv) any Contract creating a material joint venture, strategic alliance, limited liability company or partnership agreement (including (A) any Contract providing for joint research, development or marketing and (B) any Contract with a mobile network operator pertaining to technical collaboration to launch a space-cellular communications ecosystem);

(v) any Contract or series of related Contracts, within the past three (3) years, relating to the acquisition of, investment in, or disposition of any material business, Securities or assets of the Company Group or any other Person (whether by merger, sale of Securities, sale of assets or otherwise);

(vi) any Contract (A) for a licensing agreement for material Owned Intellectual Property licensed by any member of the Company Group other than non-exclusive licenses granted by such member of the Company Group in the ordinary course of business, (B) for a license agreement for Intellectual Property licensed by a third party that is material to the Business other than “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses for which such the Company Group pays a license fee of no more than $500,000 in the aggregate annually, and (C) whereby the Company Group is restricted in the ability to use or enforce any Owned Intellectual Property, including settlement agreements;

(vii) any Contract that (A) relates to secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group (except for such Contracts entered into in the ordinary course of business), (B) materially restricts the Company Group’s ability to compete in any line of business or with any Person, (C) contains material exclusivity obligations, “most favored nation” provisions or other similar restrictions, rights or obligations, binding on the Company Group;

(viii) any Contract with an Authority;

(ix) any Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(x) any Contract to which any Existing Equityholder is a party;

(xi) any Contract relating to tangible property or tangible assets (whether real or personal) in which the Company Group holds a leasehold interest (including the Leases) and which involves payments to the lessor thereunder in excess of $500,000 per month;

(xii) any Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(xiii) any Contract relating to the voting or control of the Securities of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract with a Material Commercial Relationship.

(b) Each Contract disclosed or required to be disclosed pursuant to this Section 4.13 (each, a “Material Contract”) represents the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the valid and binding obligations of the other parties thereto, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has provided to Buyer true and correct copies of each written Material Contract as of the date of this Agreement. None of the Company Group has received any written, or to the knowledge of the Company, oral notice to terminate any Material Contracts or to amend or not renew any type of Material Contract as defined in Sections 4.13(a)(i), 4.13(a)(iv), 4.13(a)(vi), or 4.13(a)(xv).

4.14 Licenses and Permits. Schedule 4.14 correctly lists each material Permit held by the Company Group, affecting, or relating to, the Business or any member of the Company Group, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of such Permits will, assuming the related third party Consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. The Company Group has all Permits necessary to operate the Business in the manner in which it is now operated, except where the absence of such permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.15 Compliance with Laws. Except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no member of the Company Group is in violation of, and since January 1, 2019 has not violated any Law or Order, and since January 1, 2019 the Company Group has not received any subpoenas by any Authority.

4.16 Intellectual Property.

(a) Schedule 4.16 sets forth a true, correct and complete list of all registered, patented or applied for Intellectual Property (including domain names) (A) owned by any member of the Company Group (whether exclusively or jointly with another Person) or (B) has been incorporated by the Company Group into any commercial product (or product currently in development) made (or, to the knowledge of the Company, anticipated to be made) generally available by the Company Group and has been licensed to any member of the Company Group on an exclusive basis, specifying as to each, as applicable: (i) the nature of such Intellectual Property (e.g., whether a patent, trademark, copyright, or domain name); (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the applicable registration or serial number of such Intellectual Property; and (v) where such Intellectual Property is jointly owned with any other Person, the applicable joint owner and the nature of such ownership interest.

(b) The Company Group exclusively owns all right, title and interest to and in all Owned Intellectual Property free and clear of all Liens, except for Permitted Liens, and has the right to use pursuant to a valid written Contract, all other Intellectual Property used in or necessary for the operation of the Business.

(c) (i) Since January 1, 2019, the Company Group (A) has not been charged in writing with, or been a defendant, in any Action, and (B) has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party by the Company Group; (ii) there is no other claim currently pending against the Company Group of infringement of any Intellectual Property of a third party by the Company Group; and (iii) to the knowledge of the Company, there is currently no continuing, and since January 1, 2019 there has not been any, infringement, misappropriation, or violation by any other Person of any Owned Intellectual Property.

(d) To the knowledge of the Company, neither the conduct of the Business nor the current use by the Company Group of any Owned Intellectual Property infringes, misappropriates, or violates, and has not since January 1, 2019 infringed, misappropriated, or violated, the Intellectual Property of any third party.

(e) All employees, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material Intellectual Property for the Company Group either: (i) is a party to a written, valid and enforceable “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person; or (ii) has executed a written assignment in favor of the Company Group of all right, title and interest in and to all Intellectual Property created or developed by such Person.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property owned or licensed by the Company Group immediately prior to the Closing to not be owned or licensed by the Company Group on substantially the same terms and conditions immediately following the Closing, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(g) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality of all Trade Secrets and other Owned Intellectual Property that are confidential and material to the operation of the Business.

(h) No source code of Software comprising Owned Intellectual Property has been (i) provided, licensed or made available to any Person, except for employees, contractors and consultants engaged by the Company Group with a need to access it in the ordinary course of business that are subject to nondisclosure agreements protecting the Company Group’s rights therein; (ii) deposited into escrow for the benefit of any Person; or (iii) released from escrow to any Person due to obligations under any source code escrow agreement.

(i) The Company Group does not use Open Source Software in a manner that would (i) require any member of the Company Group to distribute any source code of Software comprising Owned Intellectual Property to any third party, (ii) create obligations for any member of the Company Group to grant, or purport to grant, to any third party any patent rights (including any patent non-asserts or patent licenses) under any Owned Intellectual Property, or (iii) impose any present economic limitations on any Company Group member’s commercial exploitation of any Owned Intellectual Property.

4.17 Information Technology and Data Matters.

(a) All Computer Systems are in good operating condition, operate in accordance with their applicable documentation in all material respects. To the knowledge of the Company, none of the Computer Systems contains any Disabling Code. The Company Group employs commercially reasonable protection and security measures (including commercially reasonable physical, organizational and technological measures) designed to protect the confidentiality, integrity and security of the Computer Systems and designed to detect and safeguard against Disabling Code affecting the Company Group’s Business operations. The Company Group has in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Computer Systems. To the knowledge of the Company, there have been no (i) successful unauthorized intrusions or breaches of the security of the Computer Systems, (ii) prolonged periods of unscheduled unavailability of the Computer Systems, or (iii) failures, breakdowns or continued substandard performance of the Computer Systems, in each case that have caused any substantial disruption or interruption in or use of the Computer Systems as a whole or with respect to any portion thereof.

(b) The Company Group complies with, and has complied with, all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a material breach or violation of, or constitute a default under, any Data Security Requirement, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no member of the Company Group has experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential information, Trade Secrets, or personal information was or may have been accessed, disclosed, or exfiltrated in an unauthorized manner, and no member of the Company Group has received any written notices or complaints from any Person or been the subject of any Action with respect thereto.

4.18 Material Commercial Relationships.

(a) Schedule 4.18 sets forth (i) the ten largest vendors to the Company Group for the 12-month period ended December 31, 2019 and the nine-month period ended September 30, 2020 determined based on the aggregate amount paid by the Company Group to such providers in the relevant periods (the “Material Suppliers”) and (ii) each mobile network operator that is a counterparty to a Contract with any member of the Company Group (the “Mobile Partners” and together with the Material Suppliers, the “Material Commercial Relationships”).

(b) No Material Commercial Relationship has ceased doing business with the Company Group and no member of the Company Group has received any written, or the knowledge of the Company, oral notice, or otherwise agreed to, (i) terminating, cancelling or discontinuing its relation with the Company Group, (ii) materially reducing its purchase of services or goods from the Company Group or materially reducing its sale of goods or services to the Company Group, in each case, relative to the levels achieved during the 12-month period ended December 31, 2019, or (iii) altering or modifying (whether related to payment terms, price, duration or otherwise) in any material adverse respect the terms upon which it is willing to do business with the Company Group or otherwise materially and adversely modifying its relationship with the Company Group. To the knowledge of the Company, no Material Commercial Relationship intends to terminate, cancel or discontinue or otherwise terminate or materially and adversely modify its relationship with the Company Group.

4.19 Employees.

(a) The Company Group is not a party to, bound by, or subject to any CBA, and, to the knowledge of the Company, no employees of the Company Group are represented by any labor union, works council, or other labor organization with respect to their employment with the Company Group, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. To the knowledge of the Company, none of the executive officers and engineers of the Company is subject to any non-compete obligations or similar obligations that restrict such Person from conducting the Business on behalf of the Company.

(b) For the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company Group.

(c) The Company Group is, and since January 1, 2019, has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(d) Except as set forth on the Financial Statements, the Company Group has no material Liability for (i) any delinquent wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy; and/or (ii) any fines or other penalties for any failure to pay or delinquency in paying such compensation.

(e) To the knowledge of the Company, no current or former employee or independent contractor of the Company Group, is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition obligation, nonsolicitation obligation, restrictive covenant or other obligation: (i) owed to the Company Group; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company Group.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material reduction in hours, or material reduction in salary or wages has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Authority in connection with or in response to COVID-19. The Company Group has not otherwise experienced any material employment-related liability with respect to COVID-19.

4.20 Employment Benefit Plans.

(a) Schedule 4.20(a) sets forth a sets forth a true and complete list of each material Employee Benefit Plan.

(b) The Company Group has provided Buyer with (i) true and complete copies of each material Employee Benefit Plan (or, if not written, a written summary of its terms), (ii) any related trust agreement or other funding instrument, administrative services agreements, group annuity Contracts and insurance Contracts, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) any summary plan description, (v) any non-routine correspondence with any Authority dated within the past three years relating to any Employee Benefit Plan and (vi) the most recent financial statements and Form 5500 annual report (including attached schedules).

(c) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has in all material respects, been funded, administered and maintained, in form and operation, in accordance with its terms and with the applicable requirements of all applicable Law, including, without limitation (and where applicable) ERISA and the Code. No member of the Company Group has incurred any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and, to the knowledge of the Company, no circumstances or events have occurred that could result in the imposition of any such penalties or Taxes.

(d) All contributions, premiums or other payments that are due have been paid in all material respects on a timely basis with respect to each Employee Benefit Plan.

(e) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the Internal Revenue Service to the effect that such Employee Benefit Plan meets the requirements of Section 401(a) of the Code and, to the knowledge of the Company, no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plan which would reasonably be expected to cause the loss of such qualified status of any such Employee Benefit Plan. Without limiting the foregoing, (A) Each Company Option has an exercise price at least equal to the fair market value of an Existing Company Common Unit on a date no earlier than the date of the corporate action authorizing the grant; (B) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; (C) all Company Options have been issued in compliance with the Company Option Plan and all applicable Laws; and (D) there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(f) No member of the Company Group maintains, sponsors, contributes to or has any Liability with respect to, (i) any pension plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 4001(a)(3) of ERISA), including as a consequence of at any time being considered a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person.

(g) No Employee Benefit Plan provides nor does any member of the Company Group has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law for which the covered individual pays the full cost of coverage.

(h) Except as would not reasonably be expected to result in a material liability to the Company Group, there do not exist any pending or, to the knowledge of the Company, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan.

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in the forgiveness of any indebtedness of any current or former employee, officer, director or other individual service provider of any member of the Company Group, (ii) increase the amount or value of any compensation or benefits payable to any current or former employee, officer, director or other individual service provider of any member of the Company Group, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former employee, officer, director or other individual service provider of any member of the Company Group.

(j) Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement (either alone or in connection with any event) could result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(k) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and, to the knowledge of the Company, no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(l) No member of the Company Group has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code or otherwise.

4.21 Real Property.

(a) No member of the Company Group owns or has ever owned any Real Property.

(b) Except as would not reasonably be expected to be material to the Company Group, with respect to each Lease: (i) such Lease is valid, binding and in full force and effect, subject to the Remedies Exception and Permitted Liens; (ii) there exists no default or event of default thereunder by any member of the Company Group party thereto; (iii) none of the parties to each Lease is in breach and no party to a Lease has received notice of default or termination thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) to the knowledge of the Company no member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof; and (v) no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties except as would not reasonable be expected to, individually or in the aggregate, be material to the Company Group.

4.22 Tax Matters. Except as set forth on Schedule 4.22:

(a) All material Tax Returns required to be filed by or in respect of each member of the Company Group have been duly and timely filed and all such Tax Returns are true, correct, complete, and accurate in all material respects. All material Taxes due and owing by or in respect of each member of the Company Group have been duly and timely paid in full to the appropriate Taxing Authority or are being contested in good faith by appropriate proceedings.

(b) Each member of the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes required to be withheld or collected by the Company Group or any member thereof.

(c) There is no Action, pending, ongoing, or threatened in writing, with respect to material Taxes of any member of the Company Group that has not been fully resolved.

(d) No statute of limitations in respect of the assessment or collection of any material Taxes of any member of the Company Group has been waived or extended, which waiver or extension is in effect.

(e) There is no Lien (other than Liens described in clause (iii) of the definition of Permitted Liens) for Taxes upon any of the assets of any member of the Company Group.

(f) No claim has been made in the three years prior to the date of this Agreement and, to the knowledge of the Company, prior to three years prior to the date of this Agreement, in writing by a Taxing Authority in a jurisdiction where any member of the Company Group has not paid any Tax or filed Tax Returns, asserting that the member of the Company Group is or may be subject to Tax or required to file Tax Returns in such jurisdiction. No member of the Company Group currently has a permanent establishment (as defined in an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized. No member of the Company Group is required to pay Taxes on its net income in any country other than its country of organization.

(g) No member of the Company Group is a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h) No election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) has been made with respect to any member of the Company Group.

(i) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount or advanced payment received or deferred revenue accrued on or prior to the Closing.

(j) Each of the Company and its Subsidiaries is registered for the purposes of sales Tax, use Tax, value-added Taxes, or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(k) No member of the Company Group (i) has engaged or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and applicable Treasury Regulations thereunder, (ii) has any Liability for material Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being (or having been) a member of an affiliated, consolidated, unitary, or other group for applicable Tax purposes, as a transferee or successor, by contract, assumption or otherwise, or (iii) is subject to or has requested any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or pending if requested).

(l) In the two years prior to the date of this Agreement, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(m) The Company as of the date hereof is, and at all times since its formation has been, treated as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) for U.S. federal and all applicable state and local income Tax purposes. Each Subsidiary of the Company, as of the date hereof is, and at all times since its formation has been, properly classified for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Schedule 4.22(m).

(n) No member of the Company Group (i) has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; (ii) has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order or (iii) has sought or obtained, or intends to seek or obtain (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, each member of the Company Group has properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local law.

(o) No member of the Company Group is currently nor has it ever been included in any consolidated, combined, or unitary Tax Return.

(p) There is no outstanding request for a ruling from any Taxing Authority.

(q) Neither the Business nor any member of the Company Group (nor any predecessor thereof) was in existence prior to January 1, 1994.

4.23 Environmental Laws.

(a) Except or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 4.23(a), (i) each member of the Company Group is currently and since January 1, 2019 has been in material compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, each member of the Company Group has obtained and complied with, and is currently in compliance with, all Permits that may be required pursuant to Environmental Laws; (iii) no member of the Company Group has received any notice, report or other information regarding any actual or alleged violation of or Liabilities under any Environmental Laws; (iv) there are no Actions pending or, to the knowledge of the Company, threatened against any member of the Company Group with respect to violations of or Liabilities under Environmental Laws; and (v) no member of the Company Group, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws.

(b) The Company Group has delivered to Buyer all environmental and occupational safety and health related audits, reports and other material documents relating to their past or current properties or operations which are in their possession or reasonable control.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, with respect to the transactions contemplated by this Agreement or the Additional Agreements, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any of its respective Affiliates or equityholders who might be entitled to any fee or commission from Buyer, the Company or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

4.25 Insurance. Schedule 4.25 contains a list of all current property and liability insurance policies covering the Company Group, the Business or the assets of the Company Group (the “Insurance Policies”), and no written notice of cancellation, termination, adverse modification or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by the Company Group (and all premiums due and payable thereon have been paid in full on a timely basis).

4.26 Affiliate Arrangements. No officer, director or Affiliate of any member of the Company Group, and to the knowledge of the Company, no individual in such officer’s or director’s immediate family, (a) is a party to any Contract (other than employment or employment related agreements) with any member of the Company Group, (b) has any interest in any material property or asset used by the Company Group or necessary for the Business, (c) has outstanding Indebtedness owed to or from any member of the Company Group or (d) is the beneficiary of any guarantee provided by any member of the Company Group, in each case in the foregoing clauses (a) to (d), except for Liabilities that will be extinguished as of the Closing (any such arrangement, a “Company Affiliate Arrangement”). No Affiliate of the Company Group and, to the knowledge of the Company, no officer or director of the Company Group, has any direct or indirect financial interest in any Material Commercial Relationships (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed a “financial interest” in any such Person). To the knowledge of the Company, no officer or director of any member of the Company Group is an officer, director, manager, employee or consultant of any Material Commercial Relationship.

4.27 Certain Business Practices. Neither the Company Group nor, to the knowledge of the Company, any director, officer, agent or employee of the Company Group (in their capacities as such) has, since January 1, 2018, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), UK Bribery Act, or similar applicable Law prohibiting bribery or corruption (together with the FCPA, “Anti-Corruption Laws”) or (iii) made any other unlawful payment. Neither the Company Group, nor, to the knowledge of the Company, any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2018, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case in violation of any Anti-Corruption Law. No Action involving the Company Group with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened.

4.28 Trade Controls. Neither the Company Group, nor to the knowledge of the Company, any director, officer, agent or employee of the Company Group (in their capacities as such) has, since January 1, 2018, (i) been a Sanctioned Person, (ii) been organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Trade Controls. The Company Group has not received from any Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls.

4.29 Money Laundering Laws. The operations of the Company Group are and, since January 1, 2018, have been conducted at all times in compliance in all material respects with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act.

4.31 FCC Matters.

(a) Schedule 4.31 lists all FCC Licenses held by the Company or its Subsidiaries, and with respect to each FCC License, the licensee name, description of the license and current expiration date. Such FCC Licenses constitute all of the authorizations required under the Communications Act or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the Company’s knowledge, threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s knowledge, threatened against the Company Group by or before the FCC. The FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses. Each member of the Company Group is in compliance in all material respects with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC. All reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by any member of the Company Group has been timely filed and paid. All such reports and filings are accurate and complete in all material respects.

(b) Schedule 4.31(b) lists all applications, waivers, petitions and requests filed by the Company Group (the “FCC Applications”) that are pending at the FCC as of the date hereof, including without limitation the PDR. The current pleading cycle with respect to the PDR is described on Schedule 4.31(b). To the Company’s knowledge, there are no facts or circumstances relating to any member of the Company Group that would or might reasonably be expected to, under the Communications Act and the existing rules, regulations and policies of the FCC, (i) result in the FCC’s refusal to grant any of the FCC Applications, (ii) materially delay obtaining the grants of the FCC Applications or (iii) cause the FCC to impose a material condition or conditions on its granting of any of the FCC Applications.

(c) Schedule 4.31(c) describes all FCC Applications that the Company reasonably believes, as of the date hereof, may need to be filed to support the PDR and the Business, other than the FCC Transfer Application.

4.32 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article V or Article VI OR THE ADDITIONAL AGREEMENTS, OR IN THE CERTIFICATE TO BE DELIVERED BY BUYER AT THE CLOSING, NONE OF BUYER, SPONSOR OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON MAKES, AND BUYER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF BUYER THAT HAVE BEEN MADE AVAILABLE TO ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF BUYER BY THE MANAGEMENT OF BUYER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V or Article VI OR THE ADDITIONAL AGREEMENTS, OR IN THE CERTIFICATE TO BE DELIVERED BY BUYER AT CLOSING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY BUYER OR SPONSOR ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF BUYER, ANY AFFILIATE OF BUYER OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY MEMBER OF THE COMPANY GROUP OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Existing Equityholders that, except as disclosed in Buyer SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

5.1 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing in good standing under the Laws of the State of Delaware. Buyer has all power and authority, corporate and otherwise, and all material Permits and Consents required to own and operate its properties and assets and to carry on its business as presently conducted. Buyer has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect.

5.2 Corporate Authorization. The execution, delivery and performance by each of Buyer and Sponsor of this Agreement and the Additional Agreements to which it is, or is specified to be, a party and the consummation by Buyer and Sponsor of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Buyer Stockholder Approval (as defined in Section 8.1(b)). This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements to which Buyer is, or is specified to be, a party will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with their representative terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement or any Additional Agreements to which it is, or is specified to be, a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Communications Act, (b) compliance with any applicable requirements of the Exchange Act or the Securities Act, (c) the appropriate filings and approvals under the rules of Nasdaq, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated hereunder (a “Buyer Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Buyer Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

5.4 Non-Contravention. The execution, delivery and performance by each of Buyer of this Agreement or any Additional Agreements to which each is, or is specified to be, a party does not and will not (a) violate, contravene or conflict with the Organizational Documents of Buyer, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon Buyer, (c) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer, except, in each case of clauses (b) through (d), for any contravention or conflicts that would not reasonably be expected to be material to Buyer or to have a Buyer Impairment Effect.

5.5 Finders’ Fees. Except for BTIG, LLC, Deutsche Bank Securities Inc. and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any brokerage, finder’s or other fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Stock. PubCo Class B Common Stock and PubCo Class C Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and free of preemptive rights, subscription rights or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound and will be capable of effectively vesting in the Existing Equityholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

5.7 Capitalization.

(a) As of the date hereof, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Class A Common Stock, par value $0.0001 per share, (ii) 10,000,000 shares of Buyer Class B Common Stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, of which 23,000,000 shares of Buyer Class A Common Stock and 5,750,000 shares of Buyer Class B Common Stock are issued and outstanding as of the Effective Date. 6,100,000 shares of Buyer Class A Common Stock are reserved for issuance upon the exercise of Buyer Units, and another 17,600,000 shares of Buyer Class A Common Stock are reserved for issuance with respect to Buyer Warrants and 17,600,000 Buyer Warrants are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other Securities of Buyer are issued, reserved for issuance or outstanding. All issued and outstanding shares of Buyer Common Stock and the Buyer Warrants (A) have been duly authorized, validly issued, fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound, and (D) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Buyer SEC Documents with respect to certain Buyer Common Stock held by the Sponsor or as contemplated by Section 7.13. Except as set forth in Buyer’s Organizational Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Common Stock or any other Securities of Buyer. There are no outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except for this Agreement, the Buyer Warrants, the Subscription Agreements, and the subscription agreements that may be entered into in connection with the Additional PIPE Investment and the Additional Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Buyer Common Stock or the equity interests of Buyer, or any other Contracts to which Buyer is a party or by which Buyer is bound obligating Buyer to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Buyer, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Buyer. Except as disclosed in the Buyer SEC Documents or the Buyer’s Organizational Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any securities or equity interests of Buyer. There are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Buyer’s stockholders may vote. Except as disclosed in the Buyer SEC Documents, Buyer is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Buyer Common Stock or any other equity interests of Buyer. Buyer does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Buyer is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

5.8 Trust Account; Financial Capacity.

(a) As of the date hereof, Buyer has at least $232,162,658.56 in the trust fund established by Buyer for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and to the knowledge of Buyer, the Trustee, enforceable against it and, to the knowledge of Buyer, the Trustee in accordance with its terms, subject to the Remedies Exception. The Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Buyer or, to the knowledge of Buyer, the Trustee. There are no separate Contracts that would cause the description of the Investment Management Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or, to the knowledge of Buyer, that would entitle any Person (other than (a) the holders of Securities of the Buyer prior to the Closing Date who shall have elected to redeem their Buyer Class A Common Stock pursuant to Buyer’s Organizational Documents or (b) if Buyer fails to complete a “Business Combination”, as such term is defined in Buyer’s Organizational Documents, within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Buyer in limited amounts to permit Buyer to pay the expenses of the Trust Account’s liquidation and dissolution, and then Buyer’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Buyer Common Stock pursuant to Buyer’s Organizational Documents. Since October 31, 2020, Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement or reimbursements for tax liability of Buyer arising from interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement). As of the Closing, the obligations of the Buyer to dissolve or liquidate pursuant to the Buyer’s Organizational Documents shall terminate, and, as of the Closing, Buyer shall have no obligation whatsoever pursuant to the Buyer’s Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the transactions contemplated hereby. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened, with respect to the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the Existing Equityholders herein and the compliance by the Company and the Existing Equityholders with their respective obligations hereunder, Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Buyer on the Closing Date.

(c) Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9 Listing. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are listed on Nasdaq, with trading symbols “NPAUU,” “NPA” and “NPAWW.”

5.10 Board Approval. The Buyer Board (including any required committee or subgroup of such board) has, at a meeting thereof duly called and held, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are fair and in the best interests of Buyer and its stockholders, (c) recommended its stockholders to vote in favor of the transactions contemplated hereby; (d) resolved to recommend to the stockholders of Buyer approval of each of the Buyer Stockholder Approval Matters; (e) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less the Deferred Underwriting Commission and Taxes payable on interest earned on the Trust Account) as of the date hereof; and (f) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

5.11 Buyer SEC Documents and Financial Statements; Internal Controls.

(a) Buyer has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC since Buyer’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by it subsequent to the date of this Agreement (the “Additional Buyer SEC Documents”). Buyer has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least five (5) days prior to the date of this Agreement: (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s Quarterly Reports on Form 10-Q for each fiscal quarter of Buyer beginning with the first quarter Buyer was required to file such a form, (iii) all proxy statements relating to Buyer’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Buyer’s Registration Statement on Form S-1 (and any amendments thereto), and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.11) filed by Buyer with the SEC since Buyer’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Buyer SEC Documents”), including in each case all exhibits and annexes and any amendments, restatements or supplements thereto. The Buyer SEC Documents were, and the Additional Buyer SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Buyer SEC Documents did not, and the Additional Buyer SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Buyer SEC Document or Additional Buyer SEC Document has been or is revised or superseded by a later filed Buyer SEC Document or Additional Buyer SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC through EDGAR.

(b) The financial statements and notes contained or incorporated by reference in the Buyer SEC Documents and the Additional Buyer SEC Documents (collectively, the “Buyer Financial Statements”) are complete and accurate and fairly present in all material respects, in accordance with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Buyer as of the dates thereof and the results of operations of Buyer for the periods reflected therein. The Buyer Financial Statements (i) were prepared from the Books and Records of Buyer and (ii) were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(c) (i) Buyer has established and, since the IPO has maintained, a system of “internal controls” over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Buyer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Buyer is made known to the principal executive officer and principal financial officer by others within Buyer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer maintains and, for all periods covered by Buyer Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Buyer in all material respects.

(d) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Buyer is and, since the IPO has been in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer by Nasdaq, the Financial Industry Regulatory Authority or the SEC, respectively, with respect to any intention to deregister Buyer Units, Buyer Class A Common Stock or Buyer Warrants or prohibit or terminate the listing of the Buyer Units, Buyer Class A Common Stock or Buyer Warrants on Nasdaq. None of Buyer nor any of its Affiliates has taken any action that is designed to terminate the registration of Buyer Units, Buyer Class A Common Stock or Buyer Warrants under the Exchange Act.

(f) Since its incorporation and to the date of this Agreement, Buyer has not become aware of or received, from Buyer’s independent auditors or otherwise, any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the system of internal accounting controls utilized by Buyer or the internal controls over financial reporting of Buyer, (ii) a “material weakness” in the system of internal accounting controls utilized by or internal controls over financial reporting of Buyer, (iii) any fraud, whether or not material, that involves management or other employees of Buyer who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer, or (iv) any claim or allegation regarding any of the foregoing.

(g) Except as specifically disclosed, reflected or fully reserved against in Buyer Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Buyer’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Buyer. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Buyer Financial Statements.

(h) To the knowledge of Buyer, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Buyer SEC Documents. To the knowledge of Buyer, none of the Buyer SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Litigation. There is no Action pending against or, to the knowledge of Buyer, threatened against Buyer or any of its officers or directors before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements to which Buyer is, or is specified to be, a party. There are no outstanding Orders against Buyer. Buyer is not, and has not previously been, subject to any Action with any Authority.

5.13 Business Activities; Absence of Changes.

(a) Since its incorporation, Buyer has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement to which Buyer is a party, the performance of its covenants or agreements in this Agreement or any Additional Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Buyer’s Organizational Documents, there is no Contract binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it, the conduct of business by it or as would cause a Buyer Impairment Effect.

(b) Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2) and (ii) the Deferred Underwriting Commission or with respect to fees and expenses of Buyer’s legal, financial and other advisors or placement agents, Buyer is not, and at no time has been, party to any Contract with any other Person that would require payments by Buyer in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all such other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2).

(d) (i) Since the date of Buyer’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Buyer or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Buyer to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby and (ii) from September 30, 2020 through the date of this Agreement, Buyer and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.2 if such action had been taken after the date hereof.

5.14 Compliance with Laws. Buyer is not in violation of, has not violated and is not under investigation with respect to any violation or alleged violation of, any Law or Order issued by any Authority, nor is there any basis for any such charge and Buyer has not previously received any subpoenas by any Authority.

5.15 Money Laundering Laws. The operations of Buyer are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving Buyer with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

5.16 Not an Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

5.17 Tax Matters.

(a) Buyer has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct, complete, and accurate in all material respects. Buyer has duly and timely paid in full to the appropriate Taxing Authority all material Taxes due and owing by it.

(b) There is no Action pending, ongoing, or threatened in writing with respect to material Taxes of Buyer that has not been fully resolved.

(c) No statute of limitations in respect of the assessment or collection of any material Taxes of Buyer for which a Lien (other than a Lien for Taxes not yet due and payable) may be imposed on any of Buyer’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(d) Buyer has complied with all applicable Laws relating to the reporting, payment, collection and withholding of material Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes required to be withheld or collected by Buyer.

(e) There is no Lien (other than Liens for Taxes not yet due and payable) for Taxes upon any of the assets of Buyer.

(f) No claim has been made by a Taxing Authority in a jurisdiction where Buyer has not paid any Tax or filed Tax Returns, asserting that the Buyer is or may be subject to Tax in such jurisdiction.

(g) Buyer is not a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h) Buyer is not currently nor has it ever been included in any consolidated, combined, or unitary Tax Return other than a Tax Return that includes only Buyer.

(i) In the two years prior to the date of this Agreement, Buyer has not been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j) Buyer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or, (v) prepaid amount or advanced payment received or deferred revenue accrued on or prior to the Closing.

5.18 Transactions with Affiliates. There are no Contracts between (a) Buyer, on the one hand, and (b) Sponsor or any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Buyer, on the other hand (each Person identified in this clause (b), a “Buyer Related Party”), other than (i) Contracts with respect to a Buyer Related Party’s employment with, or the provision of services to, Buyer that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters) or (ii) Contracts with respect to a Buyer Related Party’s status as a holder of Securities of Buyer.

5.19 PIPE. Buyer has delivered to the Company true, correct and complete copies of the each of the Subscription Agreements pursuant to which each PIPE Investor party thereto has committed, subject to the terms and conditions therein, to purchase shares of Buyer Class A Common Stock in the aggregate for an aggregate amount equal to the PIPE Investment. As of the date of this Agreement, each Subscription Agreement (a) is in full force and effect without amendment or modification, (b) is the valid, binding and enforceable obligations of Buyer and, to the knowledge of Buyer, each other party thereto (except, in any case, as may be limited by the Remedies Exception) and (c) has not been withdrawn, terminated or rescinded in any respect. There are no other side letters or Contracts between Buyer and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Buyer the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the knowledge of Buyer, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Buyer, on the Closing Date. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would (i) constitute a material default or breach on the part of Buyer or the PIPE Investors party to any Subscription Agreement, (ii) constitute a failure to satisfy a condition on the part of Buyer or the PIPE Investor party to a Subscription Agreement or (iii) result in any portion of the amounts to be paid by the PIPE Investors in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date of this Agreement, Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Additional Agreements) to the obligations of the PIPE Investors to contribute to Buyer the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein. As of the date of this Agreement, Buyer has, and, to the knowledge of Buyer, each PIPE Investor that has executed a Subscription Agreement has complied with all of its obligations under such Subscription Agreement.

5.20 Proxy Statements. On the dates when first filed in accordance with Regulation 14A of the Exchange Act, each of the Proxy Statement and the Extension Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Regulation 14A of the Exchange Act, the date the Proxy Statement and the Extension Proxy Statement, as applicable, is first mailed to the stockholders of Buyer, and at the time of the Buyer Special Meeting or the Buyer Extension Meeting (as applicable), the Proxy Statement and the Extension Proxy Statement (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Proxy Statement or the Extension Proxy Statement in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Company or the Existing Equityholders specifically for inclusion in the Proxy Statement or the Extension Proxy Statement.

5.21 Takeover Statutes and Charter Provisions. Assuming that none of the Company and the Existing Equityholders holds any Buyer Common Stock, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Buyer or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Buyer or any of its Subsidiaries is subject, party or otherwise bound.

5.22 Property. Neither Buyer nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.23 Material Contracts; Defaults.

(a) The Buyer SEC Documents disclose each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Buyer or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “Buyer Material Contracts”).

(b) Each Buyer Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Buyer Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Buyer Material Contract, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Buyer, are enforceable by the Buyer to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting the Remedies Exception and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the Buyer nor, to the knowledge of the Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since May 28, 2019, neither the Buyer nor its Subsidiaries have received any written or, to the knowledge of the Buyer, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Buyer or its Subsidiaries or, to the knowledge of the Buyer, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since May 28, 2019 through the date hereof, neither the Buyer nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.24 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company and acknowledges that it has been provided certain access to certain of the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Existing Equityholders set forth in this Agreement (subject to the related portions of the Disclosure Schedules), the Additional Agreements and in any certificate delivered to Buyer pursuant hereto or thereto.

5.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR Article IV OR THE ADDITIONAL AGREEMENTS OR THE CERTIFICATE TO BE DELIVERED BY THE COMPANY AT CLOSING, NONE OF THE COMPANY, THE EXISTING EQUITYHOLDERS, ANY AFFILIATE OF THE COMPANY OR THE EXISTING EQUITYHOLDERS, OR ANY OTHER PERSON MAKES, AND THE COMPANY AND THE EXISTING EQUITYHOLDERS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO ANY MATERIALS RELATING TO THE EXISTING EQUITYHOLDERS OR THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY GROUP THAT HAVE BEEN MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY GROUP BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY BUYER OR ANY AFFILIATE THEREOF IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND Article IV OR THE ADDITIONAL AGREEMENTS, OR THE CERTIFICATE TO BE DELIVERED BY THE COMPANY AT CLOSING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE EXISTING EQUITYHOLDERS OR THE COMPANY GROUP ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR THE EXISTING EQUITYHOLDERS, ANY AFFILIATE OF THE COMPANY OR THE EXISTING EQUITYHOLDERS OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY BUYER OR ITS AFFILIATES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor, hereby represents and warrants to the Company and the Existing Equityholders that each of the following representations and warranties is true, correct and complete with respect to Sponsor as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

6.1 Corporate Existence and Power. Sponsor is a limited liability company duly organized, validly existing in good standing under the Laws of the State of Delaware. Sponsor has all requisite power, authority and capacity, corporate and otherwise, and all Permits and Consents necessary and required to carry on its business as presently conducted, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

6.2 Authorization. The execution, delivery and performance by Sponsor of this Agreement and the Additional Agreements to which it is, or at the Closing will be, a party and the consummation by Sponsor of the transactions contemplated hereby and thereby are within the limited liability company powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which Sponsor is, or is specified to be, a party will constitute, a valid and legally binding agreement of Sponsor, as applicable, enforceable against Sponsor in accordance with their respective terms, subject to the Remedies Exception.

6.3 Sponsor Ownership. As of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,500,000 shares of Buyer Class A Common Stock and 5,710,000 shares of Buyer Class B Common Stock, 0 Buyer Units, and 5,500,000 Buyer Warrants (collectively, the “Sponsor Securities”), in each case, free and clear of all Liens other than restrictions arising under (a) this Agreement, (b) the Organizational Documents of Buyer and Sponsor (including the Investment Management Trust Agreement), (c) the Additional Agreements, (d) the Sponsor Voting Letter Agreement or (e) any applicable securities Laws.

6.4 Non-Contravention. Assuming the accuracy of the representations and warranties in Sections 3.4, 4.4 and 5.4 the execution, delivery or performance by Sponsor of this Agreement or any Additional Agreements to which it is or will be a party does not or will not (a) contravene or conflict with Sponsor’s Organizational Documents or any of its Affiliates, (b) assuming all of the Company Governmental Approvals and Buyer Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to Sponsor or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Sponsor or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Sponsor Securities, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

6.5 Litigation. There is no, and since January 1, 2019, there has been no, Action pending against, or to the knowledge of Buyer, threatened against, Sponsor before any Authority which would reasonably be expected to adversely affect Sponsor’s ownership of the Sponsor Securities, or otherwise materially delay or prevent the consummation of the transactions contemplated hereunder or otherwise prevent Sponsor from complying with the terms and provisions of this Agreement and the Additional Agreements to which Sponsor is, or is specified to be, a party. Sponsor is not subject to any outstanding Order that would prevent or materially delay the Closing or otherwise prevent Sponsor from complying with the terms and provisions of this Agreement or the Additional Agreements to which Sponsor is or will be, a party. Since January 1, 2019, Sponsor is not, and has not previously been, subject to any Action with any Authority.

6.6 Finders Fees. Except for BTIG, LLC, Deutsche Bank Securities Inc. and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sponsor or any of its Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

Article VII
COVENANTS OF THE COMPANY AND BUYER

The Company and Buyer, as applicable, covenant and agree that:

7.1 Conduct of the Business of the Company.

(a) From the Effective Date through the Closing Date, except as required by this Agreement or applicable Law, or with respect to actions taken, or omitted to be taken, by the Company required by any COVID-19 Measures or otherwise required to protect the business of the Company Group in response to COVID-19, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses in all material respects only in the ordinary course and shall use their commercially reasonable efforts to preserve substantially intact their respective properties, operations and relationships with the applicable Authorities, key employees, key suppliers and other Persons (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence).

(b) Except as otherwise set forth on Schedule 7.1(b) and unless required by this Agreement or applicable Law, from the Effective Date until and including the Closing Date, without Buyer’s prior consent (with respect to the matters set forth in the following clauses (v), (vii) to (x), (xii) to (xv), (xvii), or (xix) solely as it relates to the foregoing clauses, the consent to which shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, modify or supplement its Organizational Documents other than pursuant to this Agreement or take or authorize any action to wind up the affairs or dissolve any member of the Company Group;

(ii) (A) except with respect to “Tax Distributions” (as defined in the Existing Company LLCA), pay, declare or promise to pay any dividends or other distributions with respect to its Securities, or pay, declare or promise to pay any other payments to any holder of Securities (other than, in the case of any equityholder that is a service provider of the Company Group, payments of compensation or employee benefits in the ordinary course of business) or (B) issue, sell, grant, redeem or repurchase any Securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of any member of the Company Group (other than grants of Company equity awards to service providers of the Company Group in the ordinary course of business);

(iii) enter into any Contract or understanding or enter into or carry out any transaction that would be a Company Affiliate Arrangement if entered into prior to the Effective Date;

(iv) sell, lease, license or otherwise dispose of any member of the Company Group’s material assets other than in the ordinary course of business;

(v) except as required by applicable Law or as required by the terms of any existing Employee Benefit Plan as in effect on the date hereof and listed on Schedule 4.20(a), (A) materially increase the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of the Company Group, (B) take any action to accelerate the timing or vesting of any payments or benefits, or the funding of any payments or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of the Company Group, in each case, other than in the ordinary course of business with respect to non-officer employees of the Company, (C) grant, or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention or equity or equity-based rights or other compensatory payments or benefits to any current or former employee, officer, director or other individual service provider of the Company Group, or (D) establish, adopt, enter into, commence participation in, terminate, increase the coverage or benefits available under, or amend any Employee Benefit Plan (or any plan or arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement), in each case, other than in the ordinary course of business with respect to non-officer employees of the Company;

(vi) (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company Group;

(vii) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN Act;

(viii) terminate (without cause) the Chief Executive Officer, Chief Technology Officer or Chief Financial Officer;

(ix) (A) obtain or incur any loan or other Indebtedness in excess of $1,000,000, (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value or (C) grant any indemnity, bond or other guarantee for the benefit of any Person, in each case other than in the ordinary course of business;

(x) incur any Lien on the Company Group’s assets or Securities, except for Permitted Liens or the Liens incurred in the ordinary course of business;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiii) (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter; (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return; (D) file any amended Tax Return in respect of material Taxes; (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (F) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement); (G) adopt or change a method of Tax accounting with respect to material Taxes; or (H) change an accounting period with respect to material Taxes;

(xiv) commence, pay, discharge, settle or compromise any material Action;

(xv) assign, sell, transfer, abandon, let lapse, or otherwise dispose of, any Intellectual Property;

(xvi) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company Group in, such Trade Secrets);

(xvii) make any change in its accounting methodology, practice or policy other than changes required by U.S. GAAP or applicable Law;

(xviii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor (other than any waiver of noncompetition or similar obligations for any former employee or independent contractor who had annual base compensation not in excess of $200,000 during his or her tenure with the Company); or

(xix) authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

7.2 Conduct of the Business of Buyer.

(a) From the Effective Date through the Closing Date, Buyer shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.

(b) Unless required by this Agreement or applicable Law, from the Effective Date until and including the Closing Date, without the Company’s prior consent (which such consent shall not be unreasonably withheld, delayed or conditioned), Buyer shall not:

(i) change, modify or amend the Trust Agreement, or the Buyer’s Organizational Documents, other than (A) to effectuate the A&R Certificate of Incorporation and the Buyer A&R By-laws, (B) to extended its deadline to consummate a “Business Combination” (defined below) in accordance with Section 7.15 hereof or (C) otherwise to facilitate the consummate the transactions contemplated hereby;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) other than pursuant to the A&R Certificate of Incorporation, split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Buyer Common Stock required by the Buyer’s Organizational Documents, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer;

(iii) (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter; (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return; (D) file any amended Tax Return in respect of material Taxes; (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (F) enter into any Tax Sharing Agreement (other than any Ordinary Course Tax Sharing Agreement); (G) adopt or change a method of Tax accounting with respect to material Taxes; or (H) change an accounting period with respect to material Taxes;

(iv) enter into, renew or amend in any material respect, any Contract with a Buyer Related Party;

(v) enter into, or amend or modify any material term of (in a manner adverse to the Buyer), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Buyer Material Contract (or any Contract, that if existing on the date hereof, would have been a Buyer Material Contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Buyer or its Subsidiaries is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of $1,000,000;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests or issue or take any actions that would result in the issuance of any New Buyer Securities to Sponsor, other than (1) in connection with the exercise of any Buyer Warrants outstanding on the date hereof or (2) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements and any Additional PIPE Investment) or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than by operation of its terms);

(ix) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or its Subsidiaries (other than the transactions contemplated by this Agreement);

(x) make any capital expenditures;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii) enter into any new line of business outside of the business currently conducted by the Buyer as of the date of this Agreement;

(xiii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xiv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Buyer and its Subsidiaries and their assets and properties; or

(xv) enter into any agreement or undertaking to do any action prohibited under this Section 7.2.

(c) from the Effective Date until and including the Closing Date, Buyer shall use commercially reasonable efforts to continue performing under the Buyer’s Organizational Documents, the Investment Management Trust Agreement and all other agreements or Contracts to which Buyer or its Subsidiaries may be a party.

7.3 No Solicitation; Support.

(a) From the Effective Date through the earlier of (x) termination of this Agreement in accordance with Article IX and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor Buyer, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) solicit, initiate, engage, participate in or knowingly encourage negotiations or discussions with any Person concerning, or the making of any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions to which any member of the Company Group or Buyer, as applicable, is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction or (2) any sale, lease, license, exchange, transfer or other disposition of the consolidated assets of such Person (other than the sale, the lease, license, transfer or other disposition of assets in the ordinary course of business) or Securities of any member of the Company Group or Buyer, as applicable, in a single transaction or series of transactions; provided, that the transactions contemplated in Section 7.8 (PIPE Investment) shall not constitute an Alternative Transaction. If there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or Buyer or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other party to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company shall, and shall cause its Affiliates and Representatives to, immediately discontinue any ongoing communications or negotiations relating to any Alternative Transaction and instruct each other participant in its strategic process to destroy any confidential information of the Company Group (and terminate access to any data room for each such other participant). The Company and Buyer shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Buyer shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal. Any breach of this Section 7.3 by a Representative of a party shall be deemed a breach of this Section 7.3 by such party.

(b) Existing Equityholder Support.

(i) Consent and Approval. Each Existing Equityholder hereby irrevocably and unconditionally approves and consents to, with respect to all the Existing Company Units held by such Existing Equityholder, the reclassification of Existing Company Units into, and the issuance of, the Common Units, the other transactions contemplated by this Agreement and the Additional Agreements (including, for the avoidance of doubt, the adoption by the Company of the A&R Operating Agreement), and such other actions necessary or advisable for the consummation of the foregoing transactions.

(ii) Retention of Units. Each Existing Equityholder agrees that such Existing Equityholder shall not, prior to the earlier of (x) the date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Termination Date”), directly or indirectly, sell, offer for sale, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or grant a proxy with respect to, any of the Existing Equityholder’s Existing Company Units.

(iii) Waiver of Appraisal Rights; Litigation. To the full extent permitted by Law, each Existing Equityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the issuance of the Common Units that Existing Equityholder may directly or indirectly have arising out of or in connection with the transactions contemplated by this Agreement or the Additional Agreements by virtue of the ownership of any Existing Company Units. Each Existing Equityholder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Buyer, the Sponsor or the Company, any of their respective Affiliates, any of the foregoing Persons’ successors, and any of the foregoing Persons’ directors or officers relating to the negotiation, execution or delivery of this Agreement or the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby, including any Action (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Additional Agreements or (y) alleging a breach of any fiduciary or similar duty of the board of directors of the Company in connection with this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

(iv) Notwithstanding anything to the contrary set forth in this Section 7.3(b), (A) each Existing Equityholder may, prior to the Closing Date, without the prior written consent of any other party hereto, transfer all or a portion of the Existing Company Units owned by it to any “Blocker Corporation” (as defined in the A&R Operating Agreement) that is wholly-owned (directly or indirectly) by such Existing Equityholder (each, a “Qualified Blocker Corporation”) and (B) each Existing Equityholder that is a natural Person may, without the prior written consent of any other party hereto, transfer all or a portion of the Existing Company Units owned by such Existing Equityholder to any trust or other estate planning vehicle that is under the control of such Existing Equityholder and for the sole benefit of such Existing Equityholder and/or such Existing Equityholder’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons (each, a “Qualified Transferee”); provided that each such Qualified Blocker Corporation or Qualified Transferee (as applicable) shall, as a condition to such transfer, execute a joinder or accession agreement reasonably acceptable to Buyer and the Company to become a party to this Agreement and be bound by the terms and conditions of this Agreement with respect to such Existing Company Units.

(c) Sponsor Support.

(i) New Buyer Securities. In the event that any Buyer Common Stock, Buyer Warrants, Buyer Units or other Securities of Buyer are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Buyer Common Stock, Buyer Warrants or Buyer Units of, on or affecting the Buyer Common Stock, Buyer Warrants or Buyer Units owned by Sponsor or otherwise (such Buyer Common Stock, Buyer Warrants or Buyer Units, collectively the “New Buyer Securities”), then such New Buyer Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Buyer Common Stock, Buyer Warrants or Buyer Units owned by Sponsor as of the date hereof.

(ii) Voting. At any meeting of the stockholders of Company, however called, or at any adjournment thereof (including, without limitation, the Buyer Special Meeting), or in any other circumstance in which the vote, consent or other approval of the stockholders of Buyer is sought, Sponsor shall (x) appear at each such meeting or otherwise cause all of its Buyer Common Stock to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Buyer Common Stock: (A) in favor of each of the Transaction Proposal, the Nasdaq Proposal, the Charter Proposals, the Director Election Proposal, the Award Plan Proposal, the ESPP Proposal and, if applicable, any Additional Proposal or Adjournment Proposal; (B) against any proposal for or relating to a “Business Combination”, as such term is defined in Buyer’s Organizational Documents, other than the Buyer Stockholder Approval Matters or any Additional Proposal, an Extension Proposal or Adjournment Proposal; (C) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Buyer (other than this Agreement and the transactions contemplated hereby); and (D) against any change in the business or management of the Buyer or any change to the Buyer Board (other than in connection with the Buyer Stockholder Approval Matters) or extension of its deadline to consummate a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

(iii) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of September 13, 2019, by and among the Sponsor, Buyer and certain other parties thereto (the “Sponsor Voting Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Buyer Common Stock owned by Sponsor (including the Sponsor Shares) in connection with transactions contemplated hereby.

(iv) During the period beginning on the date hereof and ending on the Termination Date, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Buyer), on the one hand, and Buyer or any of Buyer’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Sponsor Voting Letter Agreement.

7.4 Access to Information. From the Effective Date until and including the Closing Date, the Company and Buyer shall, to the best of their abilities and to the extent permitted by Law, (a) continue to give the other party and its Representatives access to its offices, properties, and Books and Records, (b) furnish to the other party and its Representatives such information relating to the business of the Company Group or Buyer as such Persons may reasonably request and (c) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided, that no investigation pursuant to this Section 7.4 (or any investigation prior to the Effective Date) shall affect any representation or warranty given by the Company Group or Buyer and, provided, further, that any investigation pursuant to this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or Buyer. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that the non-disclosing party must advise the other party that it is withholding such access or information and (to the extent reasonably practicable) and the basis on which the access not granted or information not disclosed; provided, further, that the non-disclosing party shall use commercially reasonable efforts to remove such impediment such that the information can be provided and, in the event that such impediment cannot be removed, to provide such information to the extent it would not result in the loss of such privilege or the violation of such Contract or applicable Law (including by providing a redacted version of the applicable document).

7.5 Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other party of:

(a) any notice or other communication from any Person (including any Authority) alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Securities of the Company or share capital or capital stock of Buyer or any member of the Company Group’s or Buyer’s assets;

(b) any Actions commenced or, to such party’s knowledge, threatened in writing against such party that would prevent or delay the consummation of the transactions contemplated by this Agreement or any Additional Agreement; and

(c) the occurrence of any fact or circumstance to the knowledge of such party which results, or would result in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 8.2(b) or Section 8.2(c), on the one hand, or Section 8.3(b), on the other hand.

7.6 SEC Filings; Buyer Special Meeting.

(a) In connection with any filing Buyer makes with the SEC contemplated by this Agreement or the Additional Agreements or in connection with the transactions contemplated hereby and thereby, the Company will, and will cause its Subsidiaries and Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use commercially reasonable efforts to (i) cooperate with Buyer, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by Buyer in connection with any filing with the SEC.

(b) Each of Buyer and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practical, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, the Closing Form 8-K or any other filing required to be made by Buyer with the SEC under the Exchange Act in connection with the transactions contemplated by this Agreement or the Additional Agreements. Each of the Buyer and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Buyer stockholders, shall be accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If at any time prior to the Closing (x) the Buyer or the Company becomes aware of (y) the Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or the Buyer (as applicable) shall promptly inform Buyer or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to Buyer’s stockholders an amendment or supplement to the Proxy Statement. Each of the Company and Buyer shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Buyer, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(c) The Company shall use its commercially reasonable efforts to provide to Buyer as promptly as practicable after the date of this Agreement: (i) unaudited consolidated financial statements of the Company including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows as of and for the nine (9) month periods ended September 30, 2020 and September 30, 2019 together with all related notes and schedules thereto, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (ii) all other audited and unaudited financial statements of the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement or the Current Report on Form 8-K announcing the Closing (the “Closing Form 8-K”); (iii) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Company was subject thereto) with respect to the periods described in clause (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K. Within forty-five (45) calendar days following the end of the twelve (12) month period ending December 31, 2020, the Company shall deliver to Buyer, unaudited consolidated financial statements. Within forty-five (45) calendar days following the end of the three (3) month period ending March 31, 2020, the Company shall deliver to Buyer unaudited consolidated financial statements reviewed by the Company’s auditor. The Company shall also promptly deliver to Buyer copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

(d) As promptly as practicable after the Effective Date, Buyer shall prepare with the assistance and cooperation of the Company Group, and Buyer shall file with the SEC, proxy statement in connection with the transactions contemplated hereby and by the Additional Agreements and that has been mutually agreed upon by both Buyer and the Company (such agreement not to be unreasonably withheld or delayed) (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer’s stockholders for the matters to be acted upon at the Buyer Special Meeting and providing the public stockholders of Buyer an opportunity in accordance with Buyer’s Organizational Documents and the IPO Prospectus to have their Buyer Common Stock redeemed in conjunction with the stockholder vote on Buyer Stockholder Approval Matters as defined below. Buyer shall provide the Company and its counsel with a reasonable opportunity to review and comment the Proxy Statement prior to its filing with the SEC or mailing to shareholders and Buyer shall consider any comments by the Company and its counsel in good faith. Each of Buyer and the Company shall use its commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to comply with all state “blue sky” Laws applicable to carrying out the transactions contemplated hereby. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special general meeting of Buyer’s stockholders to be called and held for such purpose (the “Buyer Special Meeting”), in favor of resolutions approving (i) the approval of the “Business Combination”, as such term is defined in Buyer’s Organizational Documents, and the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby by the holders of Buyer Common Stock in accordance with Buyer’s Organizational Documents, Delaware Law and the rules and regulations of the SEC and Nasdaq (the “Transaction Proposal”), (ii) the approval, for purposes of complying with and to the extent required by applicable Nasdaq listing rules, of the issuance by PubCo, as successor to Buyer, of the PubCo Class A Common Stock, PubCo Class B Common Stock and PubCo Class C Common Stock to be issued in connection with the transactions contemplated by this Agreement (the “Nasdaq Proposal”) (iii) the adoption of the A&R Certificate of Incorporation in the form on Exhibit B and approval of each change to Buyer’s existing certificate of incorporation required to be separately approved (the “Charter Proposals”) effective as of the Closing, (iv) the election of directors effective as of the Closing (the “Director Election Proposal”), (v) the adoption and approval of the AST SpaceMobile, Inc. 2020 Incentive Award Plan in the form set forth on Exhibit I hereto (the “Award Plan Proposal”) effective as of the Closing, (vi) the adoption and approval of the AST SpaceMobile Inc. 2020 Employee Stock Purchase Plan set forth on Exhibit J hereto (the “ESPP Proposal”) effective as of the Closing, (vii) such other matters as the Company Group and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement or the Additional Agreements (each, an “Additional Proposal”) (the approvals described in foregoing clauses (i) through (vii), collectively, the “Buyer Stockholder Approval Matters”), and (viii) the adjournment of the Buyer Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”). Without the prior written consent of the Company, the Buyer Stockholder Approval Matters shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by Buyer’s stockholders at the Buyer Special Meeting.

(e) To the extent not prohibited by Law, Buyer will advise the Company, reasonably promptly after Buyer receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Buyer Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before any such document is filed with the SEC by Buyer and Buyer shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Buyer and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(f) The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation.

(g) As promptly as practical, but in no event more than thirty-five (35) days following the date upon which the SEC staff confirms (A) it has no further comments on the Proxy Statement or (B) that it will not review the Proxy Statement (such date, the “Clearance Date”), Buyer Board shall convene and hold the Buyer Special Meeting in accordance with the DGCL. Buyer shall use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of Buyer Stockholder Approval Matters as promptly as practicable following the Clearance Date, and take all other actions reasonably necessary or advisable to obtain the approval of Buyer Stockholder Approval Matters, including, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call and give notice of Buyer Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Buyer’s stockholders in compliance with applicable Law no later than five (5) Business Days following the Clearance Date and (iii) solicit proxies from the holders of Buyer Common Stock to vote in accordance with the recommendation of the Buyer Board with respect to each of the Buyer Stockholder Approval Matters. Buyer shall, through the Buyer Board recommend to its stockholders that they approve the Buyer Stockholder Approval Matters (the “Buyer Board Recommendation”) and shall include the Buyer Board Recommendation in the Proxy Statement. Notwithstanding anything to the foregoing, if on the date for which Buyer Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the Required Buyer Stockholder Approval (as defined below), whether or not a quorum is present, Buyer may make up to one (1) postponement or adjournment of Buyer Special Meeting; provided that (x) the Buyer Special Meeting may not be postponed or adjourned by an aggregate of twenty (20) Business Days without the Company’s prior written consent and (y) the Buyer Special Meeting is held no later than five (5) Business Days prior to the Termination Date.

(h) With respect to any Buyer stockholder outreach in connection with the Buyer Special Meeting, the Company shall use its commercially reasonable efforts to, and shall cause its Representatives to, provide to Buyer all cooperation reasonably requested by Buyer, which commercially reasonable efforts shall include (x) furnishing Buyer with information to be used in the preparation of one or more information packages or marketing materials regarding the business, operations, financial projections or prospects of the Company and (y) causing the Company’s Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings or presentations.

7.7 Trust Account. Prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII) Buyer shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to stockholders of Buyer holding Buyer Units who shall have validly redeemed their Buyer Units or Buyer Common Stock, (b) the expenses of Buyer to the third parties to which they are owed, (c) the Deferred Underwriting Commission and (d) the remaining monies in the Trust Account to Buyer. Except as otherwise expressly provided in the Investment Management Trust Agreement, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.8 PIPE Investment. Without the prior written consent of the Company, Buyer shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements or enter into any additional subscription agreement with respect to Buyer Class A Common Stock. Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions set forth therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in the Subscription Agreements; and (b) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements at, or substantially simultaneously with, the Closing. Buyer may, prior to the Closing, enter into additional subscription agreements for the sale of Buyer Class A Common Stock, on terms substantially identical to those in the Subscription Agreement (the “Additional PIPE Investment”) up to an additional aggregate amount not to exceed the Additional PIPE Investment Cap. Without the prior written consent of the Company, Buyer shall not enter into any additional subscription agreements for the sale of Buyer Class A Common Stock if the amount of Buyer Common Stock sold in private placements would exceed the Additional PIPE Investment Cap. Without the prior written consent of the Company, Buyer shall not enter into any subscription agreements for the sale of Buyer Class A Common Stock that are not substantially identical to those of the Subscription Agreements.

7.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of (x) Buyer (the “Buyer D&O Indemnified Persons”) and (y) the Company and its Subsidiaries (the “Company D&O Indemnified Persons” and, together with the Buyer D&O Indemnified Persons, the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) between any D&O Indemnified Person and any of the Company and its Subsidiaries or Buyer (as applicable) in effect on the Effective Date and disclosed in Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, PubCo shall cause the Organizational Documents of PubCo and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Buyer to the extent permitted by applicable Law.

(b) For a period of six (6) years from the Closing, the PubCo shall, or shall cause its Affiliates or Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms substantially equivalent to, and in any event not less favorable in the aggregate, the terms of such current insurance coverage; provided, that in no event shall PubCo be required to expend for such policies pursuant to this Section 7.9 an aggregate amount in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company Group or Buyer, as applicable for the last full fiscal year, which amounts are set forth in Schedule 7.9(b). Notwithstanding the foregoing, Buyer or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and (i) if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company Group and PubCo shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Schedule 7.9(b) shall be continued in respect of such claim until the final disposition thereof.

(c) The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

7.10 Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Governmental Approvals). The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to obtain each third party Consent that is required for the consummation of the transactions contemplated by this Agreement and the Additional Agreements. Notwithstanding the foregoing, in no event shall the Company Group or Buyer be obligated to pay any monetary compensation (for the avoidance of doubt, excluding the payment of administrative, filing, application, processing or similar fees or charges) or grant any concession in connection with obtaining any Consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which any member of the Company Group is a party.

(b) Buyer and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.

7.11 Tax Matters.

(a) The Company shall, or at the option of the Existing Equityholder Representative, the Existing Equityholder Representative shall, at the cost and expense of the Company, prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group for any taxable period ending on or prior to the Closing Date including without limitation any such Flow-Thru Tax Returns for years 2017, 2018 or 2019 that have not been filed as of the date hereof (for the avoidance of doubt, excluding any portion of any Straddle Period) (collectively, the “Existing Equityholder Prepared Returns”). Each Existing Equityholder Prepared Return shall be prepared in a manner consistent with the Company Group’s past practices except as otherwise required by applicable Tax Law. From and after the Closing, each Existing Equityholder Prepared Return due or filed after the Closing Date shall be submitted to Buyer for review no later than fifteen (15) days prior to the due date for filing such Existing Equityholder Prepared Return (taking into account applicable extensions) and the Existing Equityholder Representative shall consider in good faith all reasonable comments received from Buyer no later than five (5) days prior to the due date for filing any such Existing Equityholder Prepared Return (taking into account applicable extensions). Buyer shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group (for the avoidance of doubt, other than Existing Equityholder Prepared Returns) for any Straddle Period (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the Company Group’s past practice except as otherwise required by applicable Tax Law. Each Buyer Prepared Return shall be submitted to the Existing Equityholder Representative for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) and all reasonable comments received from the Existing Equityholder Representative within five (5) days prior to the due date for filing any such Buyer Prepared Return shall be incorporated in such Buyer Prepared Return. Notwithstanding the foregoing, each Tax Return described in this Section 7.11(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (iii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iv) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company Group resulting from, attributable to, or accelerated by the payment of expenses in connection with the transactions contemplated by this Agreement are allocated to a Pre-Closing Tax Period to the extent permitted by applicable Tax Law. Notwithstanding anything herein to the contrary, each Existing Equityholder (and their respective Affiliates), at the sole cost and expense of such Existing Equityholder (or their respective Affiliates), shall be responsible for filing all of the Tax Returns required to be filed by such Existing Equityholders (or such Existing Equityholder’s respective Affiliates) under applicable Tax Law and timely paying all of the Taxes due and owing by such Existing Equityholder (or by such Existing Equityholder’s respective Affiliates) (including to the extent attributable to income of any member of the Company Group that flows up to such Existing Equityholder (or such Existing Equityholder’s respective Affiliates) in respect of its direct or indirect ownership of any member of the Company Group that are Flow-Thru Entities).

(b) Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates to file, re-file or amend any Existing Equityholder Prepared Returns or Buyer Prepared Returns of any member of the Company Group on any such Tax Return, or make any election that would have retroactive effect on any such Tax Return.

(c) Each party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.11(a) and any examination or other Tax Action with respect to Taxes or Tax Returns of any member of the Company Group for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Tax Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company and the Existing Equityholders shall (and the Existing Equityholders shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period (or portion of any taxable period) beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. The Existing Equityholders shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow Buyer or the Company Group to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 7.11(c) shall not apply to any dispute or threatened dispute among the parties.

(d) All Transfer Taxes shall constitute Transaction Expenses. Unless otherwise required by applicable Law, the Company shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns in respect of such Transfer Taxes and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Existing Equityholders, the Company Group and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any such Transfer Taxes.

(e) The parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, it is intended that (i) the payment and contribution of the Closing Date Contribution Amount contemplated by Section 2.1(b) be treated as a contribution of such Closing Date Contribution Amount by Buyer to the Company governed by Section 721(a) of the Code (and any similar applicable state or local provisions of Tax Law) and (ii) the recapitalization of the equity interests of the Company in connection with the execution of the A&R Operating Agreement will be treated as a non-taxable recapitalization of the equity of the Company (clauses (i) and (ii), the “Intended Tax Treatment”). The parties shall, and shall cause each of their respective applicable Affiliates to prepare and file all Tax Returns consistent with the Intended Tax Treatment; take no position in any communication (whether written or unwritten) with any Taxing Authority or any other action inconsistent with the Intended Tax Treatment (unless otherwise required by applicable Law or a determination by a Taxing Authority); promptly inform each other of any challenge by any Taxing Authority to any portion of the Intended Tax Treatment; and consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment.

(f) Without the prior written consent of Buyer, the Company shall not make or cause or permit there to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any member of the Company Group. With respect to any audit, examination, or other Tax Action for any Pre-Closing Tax Period relating to a Flow-Thru Tax Return or any member of the Company Group that is a Flow-Thru Entity and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company shall timely make or cause there to be timely made for any member of the Company Group all such available elections in accordance with applicable Laws. From and after the Closing, Buyer shall have the right to participate, at its sole cost and expense, in any Tax Action of any member of the Company Group that is a Flow-Thru Entity for any Pre-Closing Tax Period (or Straddle Period), and no such Tax Action shall be settled or compromised without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) to the extent the settlement or compromise of any such Tax Action would reasonably be expected to result in any imputed underpayment imposed pursuant to Section 6232 of the Code on any member of the Company Group and for which no election under Section 6226 of the Code is available.

(g) The Company and each relevant Subsidiary of the Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(h) Notwithstanding anything contained in the A&R Operating Agreement, in the event of any conflict between this Section 7.11 and any provisions of the A&R Operating Agreement (other than Section 8.5 of the A&R Operating Agreement), this Section 7.11 shall control.

7.12 Buyer Filings and Nasdaq Listing.

(a) From the date hereof through the Closing, Buyer will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

(b) From the date hereof through the Closing, Buyer shall use commercially reasonable efforts to ensure Buyer remains listed as a public company on, and for shares of Buyer Common Stock to be listed on, Nasdaq.

7.13 Sponsor Forfeitures. In the event that, at the Closing, the Buyer Actual Cash Amount is less than $400,000,000, Sponsor and the Buyer shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Sponsor, the Buyer or any other Person, a number of Sponsor Shares (such terminated, forfeited and canceled shares, the “Forfeited Sponsor Shares”) such that the total number of issued and outstanding Sponsor Shares immediately prior to the Closing equals twenty percent (20%) of the total number of shares of issued and outstanding Buyer Common Stock as of immediately prior to Closing.

7.14 Communications License Matters.

(a) From the Effective Date through the Closing Date, except as required by this Agreement or applicable Law, the Company shall, and shall cause its Subsidiaries to:

(i) maintain the Company’s FCC licenses; as of the date of this Agreement, the Company holds two experimental licenses granted by the FCC to operate at the Company’s Midland, TX test site of the BW1 test satellite at the two LTE frequency ranges (846.5-849 and 891.5-894 MHz) through May 21, 2021 (Call Sign: WJ2XZZ; File Number: 0884-EX-CN-2018) and at 2033.5 MHz through July 1, 2021 (Call Sign: WK2XCX; File Number 0047-EX-CN-2019) (the “Experimental Licenses”);

(ii)  operate in accordance with the terms of the Experimental License and in compliance in all material respects with the Communications Act, FCC rules, regulations and policies;

(iii) keep Buyer fully informed and on a timely basis of any material communications and inquiries (whether written or oral) received by any member of the Company Group or an Existing Equityholder from, or given by any member of the Company Group or an Existing Equityholder to, the FCC, and of any material communication received or given in connection with any action by a private party, in each case with respect to the FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group, and promptly provide Buyer with true and complete copies of all documents filed with, submitted to or received from the FCC with respect to FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group;

(iv) maintain the Company’s license granted by Papua New Guinea to operate its non-geostationary constellation (Radiocommunications Apparatus License #RCAP-SS-0000-002, issued November 13, 2018, expiring November 13, 2023) in full force and effect, and not modify or terminate such license;

(v) except for the FCC Transfer Application, FCC Experimental License Applications, FCC Earth Station Applications and submissions related to ongoing FCC proceedings, not file any new FCC Applications without Buyer’s prior written consent, provide Buyer with reasonable time to review and comment on all such new FCC Applications prior to filing, and consider in good faith all reasonable comments of Buyer on such new FCC Applications; and

(vi) diligently prosecute the FCC Applications to favorable conclusions (including without limitation promptly providing all information requested by the FCC and opposing any third party comments or filings that request denial or adverse variations to or conditions on the Company or its Subsidiaries or the Business), (B) not amend or withdraw the FCC Applications, and (C) not take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of grants of the FCC Applications.

(b) Buyer and Company agree to make good faith commercially reasonable efforts to work together to file the Transfer Application, which application shall be filed no later than ten (10) Business Days after the date of this Agreement. The parties to the FCC Transfer Application shall diligently prosecute the FCC Transfer Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent prior to the Closing Date. The parties to the FCC Transfer Application shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of the FCC Transfer Application.

7.15 Extension of Time Period to Consummate a Business Combination.

(a) If the Proxy Statement relating to the Buyer Special Meeting has not been mailed to the stockholders of the Buyer with the SEC by January 15, 2021 as promptly as reasonably practicable after such date, Buyer shall prepare (with the reasonable cooperation of the Company Group) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend (i) the Buyer’s Organizational Documents and (ii) the Trust Agreement, in each case, to extend the time period for Buyer to consummate its initial business combination from March 15, 2021 (the “Extension Approval End Date”) to the date that is ninety (90) days after the six-month anniversary of the date of this Agreement (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). Buyer shall use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Buyer shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, Buyer will advise the Company, reasonably promptly after Buyer receives notice thereof, of the time when the Extension Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Buyer Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC by Buyer and Buyer shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Buyer and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of Buyer and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practical, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of the Buyer and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Buyer stockholders, shall be accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If at any time prior to the Closing the Buyer or the Company becomes aware of (x) the Extension Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or the Buyer (as applicable) shall promptly inform Buyer or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to Buyer’s stockholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and Buyer shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Buyer, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) Buyer shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to Buyer’s stockholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its stockholders (the “Buyer Extension Meeting”) in accordance with the Buyer’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date no later than three (3) Business Days prior to the Extension Approval End Date (or such later date as the Company and Buyer shall agree), and (C) solicit proxies from the holders of Buyer Common Stock to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a Buyer Stock Redemption; provided that, notwithstanding anything to the contrary set forth in this Section 7.15 to the extent (1) the Required Buyer Stockholder Approval is obtained at any time before the Buyer Extension Meeting is held and (2) the Closing has occurred prior to the Extension Approval End Date, all obligations under this Section 7.15, shall terminate and be of no further force or effect. Buyer shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Proxy Statement. The Buyer Board shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Buyer that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by applicable Law, (x) Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Extension Meeting and submit for approval the Extension Proposals and (y) Buyer agrees that if the Buyer Extension Approval shall not have been obtained at any such Buyer Extension Meeting, then Buyer shall promptly continue to take all such necessary actions, including the actions required by this Section 7.15, and hold additional Buyer Extension Meetings in order to obtain the Buyer Extension Approval. Buyer may only adjourn the Buyer Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Buyer Extension Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Buyer has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Buyer prior to the Buyer Extension Meeting or (iv) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) in the event that, as a result of the Buyer Stock Redemptions submitted by the Buyer’s stockholders prior to the Buyer Extension Meeting, the conditions set forth in Section 8.3(d) would not be satisfied as of the Closing; provided, that the Buyer Extension Meeting (A) may not be adjourned to a date that is more than twenty (20) days after the date for which the Buyer Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) is held no later than three (3) Business Days prior to the Extension Approval End Date.

Article VIII
CONDITIONS TO CLOSING

8.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction of all the following conditions:

(a) No applicable Law and no Order shall be in effect that prohibits or prevents the consummation of the Closing or the transactions contemplated by the Additional Agreements.

(b) Buyer Stockholder Approval Matters that are submitted to the vote of the stockholders of Buyer at Buyer Special Meeting in accordance with Buyer’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Buyer at Buyer Special Meeting in accordance with Buyer’s Organizational Documents (the “Required Buyer Stockholder Approval”).

(c) Buyer shall have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as of immediately prior to Closing.

(d) Buyer shall remain listed on Nasdaq. Buyer shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

8.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a) The Company and the Existing Equityholders shall have duly performed all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) (i) (A) All of the representations and warranties of the Company in Article IV (other than Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5 (Capital Structure) and 4.24 (Finders’ Fees)) and (B) all of the representations and warranties of the Existing Equityholders in Sections 3.4(b), 3.4(c), and 3.4(d) (Non-Contravention), in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article IV (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; and (ii) (A) all of the representations and warranties of the Company in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5 (Capital Structure) and 4.24 (Finders’ Fees) and (B) all of the representations and warranties of the Existing Equityholders contained in Article III (other than Sections 3.4(b), 3.4(c) and 3.4(d) (Non-Contravention)), in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Effective Date and as of the Closing Date in all material respects (except that if the representation and warrants that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date).

(c) Since the date of this Agreement, there shall have been no Company Material Adverse Effect which is continuing and uncured.

(d) Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 8.2.

(e) Buyer shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the appropriate governing body of the Company and by the Existing Equityholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is formed.

(f) Buyer shall have received duly executed counterparts from the Company and the Existing Equityholders, as applicable, of the Additional Agreements.

8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) Buyer shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) (i) (A) All of the representations and warranties of Buyer contained in Article V in this Agreement (other than Sections 5.1 (Corporate Existence and Power) 5.2 (Corporate Authorization), 5.4(a) (Non-Contravention) 5.5 (Finders’ Fees), 5.6 (Issuance of Stock) and 5.7 (Capitalization)) and (B) all of the representations and warranties of the Sponsor in Sections 6.4(b), 6.4(c) and 6.4(d) (Non-Contravention)), in each case disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct at and as of the date of this Agreement and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a material adverse effect on Buyer, and (ii) (A) all of the representations and warranties of Buyer in Sections 5.1 (Corporate Existence and Power) 5.2 (Corporate Authorization), 5.4(a) (Non-Contravention) 5.5 (Finders’ Fees), 5.6 (Issuance of Stock) and 5.7 (Capitalization) and (B) all of the representations and warranties of the Sponsor contained in Article VI (other than Sections 6.4(b), 6.4(c) and 6.4(d) (Non-Contravention)), in each case, disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct as of the Effective Date and as of the Closing Date in all material respects (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date).

(c) The Company shall have received a certificate signed by an authorized officer of Buyer to the effect set forth in clauses (a) and (b) of this Section 8.3.

(d) As of the Closing, the Buyer shall have no less than $250,000,000 in immediately available cash, after deducting all Transaction Expenses, comprised of (i) amounts not redeemed from the Buyer’s Trust Account following the Buyer Stock Redemption, and (ii) amounts raised in private transactions including any PIPE Investment and Additional PIPE Investment.

(e) Buyer shall have no Indebtedness.

Article IX
TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of Buyer and the Company.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party if the failure by such party (in the case of the Company, Company or any Existing Equityholder) to comply with any provision of this Agreement is the principal cause of the Law or Order or the failure of the Law or Order to be lifted.

(c) In the event that the Closing of the transactions contemplated hereunder has not occurred by the Outside Closing Date, Buyer or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a party if the failure by such party (in the case of the Company, the Company or any Existing Equityholder) to comply with any provision of this Agreement is the principal cause of the Closing not occurring prior to the Outside Closing Date. Such right may be exercised by Buyer or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date. “Outside Closing Date” means the deadline for Buyer to consummate its initial business combination pursuant to the Buyer’s Organizational Documents, which is initially March 15, 2021 provided, however, that, in the event that the Extension Proposals are approved by the stockholders of Buyer pursuant to Section 7.15, the “Outside Closing Date” shall mean the Extended Deadline.

(d) Buyer may terminate this Agreement by giving notice to the Company Group prior to the Closing if the Company or any Existing Equityholder shall have materially breached any of such Person’s representations, warranties, agreements or covenants contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time Buyer is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 8.3(a) or Section 8.3(b).

(e) The Company may terminate this Agreement by giving notice to Buyer if Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 8.2(a) or Section 8.2(b).

(f) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if this Agreement or the transactions contemplated hereby fail to be authorized or approved by the Required Buyer Stockholder Approval at a duly convened Buyer Special Meeting (subject to any postponement, adjournment or recess thereof).

9.2 Effect of Termination; Survival. This Agreement may only be terminated in the circumstances described in Article IX. In the event of the valid termination of this Agreement pursuant to Article IX, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each party shall cease, except that the provisions of Article I, this Article IX, Article X and the Confidentiality Agreement shall survive any termination hereof; provided, however, that nothing in this Section 9.2 shall be deemed to release any party from any Liability for Fraud prior to such termination.

Article X
MISCELLANEOUS

10.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company Group, the Existing Equityholder Representative or any Existing Equityholder, to:

AST & Science LLC
Midland International Air and Space Port
2901 Enterprise Lane
Midland, TX 79706

Attn:	Abel Avellan
Tom Severson

Phone:	+1 (432) 276-3966
Email:	avellan@ast.com
severson@ast.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560

Attn:	Bradley A. Helms
Ryan Maierson
Fax:	+1 (213) 891-8763
Phone:	+1 (213) 891-8640
+1 (713) 546-7420
Email:	bradley.helms@lw.com
ryan.maierson@lw.com

if to Buyer prior to the Closing

New Providence Acquisition Corp
10900 Research Blvd

Ste 160C PMB 1081
Austin, Texas 78759

Attn:	Alexander Coleman
James Bradley Gary Smith

Phone:	+1 (561) 231-7070
Email:	alex.coleman@npa-corp.com
james.bradley@npa-corp.com gary.smith@npa-corp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attn:	Douglas Ryder
James Hu
Fax.:	+1 (212) 446-6460
+1 (212) 446-6460
Phone:	+1 (212) 446-4999
+1 (212) 909-3341
Email:	douglas.ryder@kirkland.com
james.hu@kirkland.com

10.2 Amendments; Waivers; Remedies.

(a) This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of Buyer, the Company and the Existing Equityholders, and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), managing member, general partner or other officers or Persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

(d) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

10.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

10.4 Publicity. Except as required by Law and except with respect to Buyer SEC Documents and, with respect to the Proxy Statement and Closing Form 8-K, in conformity with Section 7.6 of this Agreement, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior written approval of the other party hereto. If a party is required to make such a disclosure as required by Law, Buyer or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such public disclosure prior to its issuance (which shall be considered by the Company or Buyer, as applicable, in good faith). The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

10.5 Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

10.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent of the other parties. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

10.7 Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein. Other than Section 2.6, Article VI, Section 7.3(c), Section 7.10(a), Section 7.13, Section 9.2 and Article X, no provision of this Agreement shall be enforced against, or shall give rise to any obligation or liability of, Sponsor. Other than Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X, no provision of this Agreement shall be enforced against, or shall give rise to any obligation or liability of, any Existing Equityholder.

10.10 Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the Disclosure Schedules.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f) Captions are included for convenience only.

(g) All references in this Agreement to “the knowledge of the Company” or similar terms means the actual knowledge of Abel Avellan, Tom Severson and Tom Hess and all references in this Agreement to “the knowledge of Buyer” means the actual knowledge of Alexander Coleman, James Bradley and Gary P Smith.

(h) For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course,” subject to the Company or Buyer’s consent, means the ordinary course of business consistent with past practice, provided that, for purposes of Sections 7.1 and 7.2, it shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i) References to the “date hereof” mean the date of this Agreement.

(j) The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) The words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All references to any Law, contract or agreement will be to such Law or Contract as amended, supplemented or otherwise modified from time to time.

(n) To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by the Existing Equityholders or the Company to Buyer or its Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to Buyer or its Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been posted in the electronic data room maintained by the Existing Equityholders and the Company for the purposes of the transactions contemplated by this Agreement no later than twenty-four (24) hours prior to the date of this Agreement. To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by Buyer to the Existing Equityholders, the Company or their respective Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to the Existing Equityholders, the Company Group or their respective Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been filed or furnished by Buyer with the SEC.

(o) References to any Person include the successors and permitted assigns of that Person.

10.12 Third Party Beneficiaries. Except as set forth in Section 7.9 and Section 10.15, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

10.13 Trust Account Waiver. Reference is made to the final IPO prospectus of Buyer, dated September 10, 2019 (the “Prospectus”). The Company Group and the Existing Equityholders understand that Buyer has established the Trust Account for the benefit of the public stockholders of Buyer and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Buyer may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Buyer agreeing to enter into this Agreement, the Company Group and the Existing Equityholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company Group’s or the Existing Equityholders’ right to pursue a claim against Buyer for legal relief against monies or other assets that are held outside the Trust Account and other than distributions from the Trust Account directly or indirectly to the Buyer’s stockholders, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as such claim would not affect Buyer’s ability to fulfill its obligations to effectuate the redemptions of the Buyer Units or Buyer Common Stock or comply with the Investment Management Trust Agreement or Buyer’s Organizational Documents and (y) nothing herein shall serve to limit or prohibit any claims that the Company Group and the Existing Equityholders may have in the future against Buyer’s assets or funds that are not held in the Trust Account and other than distributions from the Trust Account directly or indirectly to Buyer’s public stockholders.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Existing Equityholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement. Notwithstanding anything else in this Agreement or the Additional Agreements to the contrary, the obligations of the Existing Equityholders hereunder and thereunder are several.

10.15 General Release.

(a) Each Existing Equityholder, on behalf of itself and each of its Affiliates (individually, a “Company Releasor” and collectively, “Company Releasors”) hereby releases and forever discharges the Company Group, and any past present and future Affiliates or Representatives of the Company Group (individually, a “Company Releasee” or collectively, “Company Releasees”) from any and all Actions, Orders, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Company Releasor or any of their respective Affiliates, Representatives or any of its or their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Company Releasee arising contemporaneously with or prior to the Closing Date solely from the Company Releasor’s capacity as a holder of the Existing Company Units and not in such Existing Equityholder’s capacity as an employee, director, manager, contractual counterparty (other than as a holder of the Existing Company Units) or any other capacity other than as a holder of Existing Company Incentive Units (all of the foregoing collectively, the “Company Released Claims”); provided, however, that nothing contained herein shall operate to release any obligations of the Company Group under this Agreement or the Additional Agreements between the Company and any Existing Equityholder. Each Company Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Company Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Company Releasee based upon any matter released hereby.

(b) Sponsor, on behalf of itself and each of its Affiliates (individually, a “Sponsor Releasor” and collectively, “Sponsor Releasors”) hereby releases and forever discharges Buyer and, following the Closing, PubCo and the Company Group, and any past present and future Affiliates or Representatives of the Buyer and, following the Closing, PubCo and Company Group (individually, a “Sponsor Releasee” or collectively, “Sponsor Releasees”) from any and all Actions, Orders, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Sponsor Releasor or any of their respective Affiliates, Representatives or any of its or their respective heirs, executors, administrators or assigns, now has, or will have ever had as of the Closing, against any Sponsor Releasee arising contemporaneously with or prior to the Closing Date from the Sponsor Releasor’s capacity as a holder of Buyer Common Stock (all of the foregoing collectively, the “Sponsor Released Claims”); provided, however, that nothing contained herein shall operate to release any obligations of Buyer, PubCo or the Company under this Agreement or the Additional Agreements between Sponsor and Buyer. Each Sponsor Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Sponsor Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Sponsor Releasee based upon any matter released hereby.

(c) Company Releasees and Sponsor Releasees are intended to be third party beneficiaries of this Section 10.15.

10.16 Submission to Jurisdiction.

(a) The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (i) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (ii) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.1 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.16(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) This submission to jurisdiction Section shall survive the termination of this Agreement.

10.17 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article X.

10.18 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

10.19 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.20 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20(a). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

10.21 Waiver of Conflicts.

(a) Each party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates (including the Sponsor) and each of their successors and assigns (all such parties, the “Waiving Parties”), that following the Closing, Kirkland & Ellis LLP (or any of its affiliated partnerships) (“K&E”) may represent any Person in connection with any transaction or Action involving or relating to Buyer, the Company or their respective Subsidiaries (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation of Buyer in connection with the transactions contemplated by this Agreement. Each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to any Waiving Party.

(b) Each party hereby agrees, on its own behalf and on behalf of its Waiving Parties, that following the Closing, Latham & Watkins LLP (“L&W”) may represent any Person in connection with any transaction or Action involving or relating to the Company Group or the Existing Equityholders (any such representation, the “Existing Equityholder Post-Closing Representation”) notwithstanding its representation of the Company Group and the Existing Equityholders in connection with the transactions contemplated by this Agreement. Each of the Company and the Existing Equityholders, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Existing Equityholder Post-Closing Representation may be directly adverse to any Waiving Party.

10.22 Existing Equityholder Representative.

(a) Each Existing Equityholder irrevocably constitutes and appoints Abel Avellan as the “Existing Equityholder Representative”, such Existing Equityholder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Existing Equityholder and in such Existing Equityholder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Additional Agreements, as fully to all intents and purposes as such Existing Equityholder might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Existing Equityholders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications under this Agreement and the Additional Agreements;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Buyer or its Affiliates arising out of or in respect of this Agreement or the Additional Agreements;

(iv) review, comment on and approve Buyer Prepared Returns and the review and approval of Buyer Prepared Returns pursuant to Section 7.11(a);

(v) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Additional Agreements and the transactions contemplated hereby and thereby; and

(vi) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Existing Equityholder Representative, necessary or advisable to effectuate the foregoing.

(b) Each of the Existing Equityholders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Existing Equityholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Existing Equityholder Representative, such Existing Equityholder shall be bound by such documents as fully as if such Existing Equityholder had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the initial Existing Equityholder Representative appointed pursuant to Section 10.22(a), each of the Existing Equityholders acknowledges and agrees then such Person as is appointed by the Existing Equityholders who held a majority of the outstanding Existing Company Units immediately prior to the Closing shall be the Existing Equityholder Representative. The Existing Equityholder Representative may resign at any time; provided that it must provide the Existing Equityholders who held a majority of the Existing Company Units immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Existing Equityholder Representative shall not receive compensation for service in such capacity. The designation of any Person as the Existing Equityholder Representative is and shall be coupled with an interest, and, except as set forth in this Section 10.22, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Existing Equityholders.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Existing Equityholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Existing Equityholders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Existing Equityholder Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Existing Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Buyer is hereby relieved from any liability to any Person for any acts done by the Existing Equityholder Representative and any acts done by the Buyer in accordance with any decision, act, consent or instruction of the Existing Equityholder Representative.

(e) On the date hereof, each Existing Equityholder has provided to the Existing Equityholder Representative a duly executed copy of each signature page required for such Existing Equityholder in connection with the Additional Agreements. Each such signature page shall be released by the Existing Equityholder Representative at the Closing without further authorization or action necessary on behalf of each Existing Equityholder.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Buyer:

NEW PROVIDENCE ACQUISITION CORP

By:	/s/ Gary Smith
Name:	Gary Smith
Title:	Chief Executive Officer

Sponsor, solely for the purposes of Section 2.6, Article VI, Section 7.3(c), Section 7.10(a), Section 7.13, Section 9.2, and Article X:

NEW PROVIDENCE MANAGEMENT LLC

By:	/s/ Alex Coleman
Name:	Alex Coleman
Title:	Co-Chief Executive Officer

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Company:

AST & SCIENCE LLC

By:	/s/ Tom Severson
Name:	Tom Severson
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Abel Avellan
Name:	Abel Avellan

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Tom Severson
Name:	Tom Severson

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

INVESAT LLC

By:	/s/ Adriana Cisneros
Name:	Adriana Cisneros
Title:	President

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

VODAFONE VENTURES LIMITED

By:	/s/ Edward Verner
Name:	Edward Verner
Title:	Authorized Signatory

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

ATC TRS II LLC

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	EVP, Chief Administration Officer and General Counsel

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

RAKUTEN MOBILE SINGAPORE PTE LTD

By:	/s/ Rahul Atri
Name:	Rahul Atri
Title:	Managing Director

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholders, solely for purposes of Section 2.1, Section 2.5, Section 2.6, Section 2.7, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

SAMSUNG NEXT FUND LLC

By:	/s/ Brendon Kim
Name:	Brendon Kim
Title:	Authorized Officer of Samsung Next Fund LLC

[Signature Page – Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Existing Equityholder Representative:

By:	/s/ Abel Avellan
Name:	Abel Avellan

[Signature Page – Equity Purchase Agreement]

ANNEX A

EXISTING EQUITYHOLDERS

Abel Avellan

Tom Severson

Invesat LLC

Vodafone Ventures Limited

ATC TRS II LLC

Rakuten Mobile Singapore PTE LTD

Samsung Next Fund LLC

SCHEDULE I

COMMON UNITS PRO FORMA OWNERSHIP

EXISTING EQUITYHOLDERS

AST Equityholder	Common Units Received upon Conversion
Abel Avellan	78,163,078
ATC TRS II LLC	2,170,657
Oscar Garcia	12,181
Invesat LLC	9,932,541
Rakuten Mobile Singapore PTE LTD	28,520,155
Samsung Next Fund LLC	361,769
Thomas Severson	1,595,165
Vodafone Ventures Limited LLC	9,044,454
Total:	129,800,000

SCHEDULE II

VOTING UNITS PRO FORMA OWNERSHIP

Existing Equityholder	Shares of PubCo Class B Common Stock	Shares of PubCo Class C Common Stock	Total Shares
Abel Avellan	-	78,163,078	78,163,078
ATC TRS II LLC	2,170,657	-	2,170,657
Oscar Garcia	12,181	-	12,181
Invesat LLC	9,932,541	-	9,932,541
Rakuten Mobile Singapore PTE LTD	28,520,155	-	28,520,155
Samsung Next Fund LLC	361,769	-	361,769
Thomas Severson	1,595,165	-	1,595,165
Vodafone Ventures Limited LLC	9,044,454	-	9,044,454
Totals:	51,636,922	78,163,078	129,800,000

EXHIBIT A

FORM OF A&R OPERATING AGREEMENT

(see attached)

Exhibit A to Equity Purchase Agreement

EXHIBIT B

A&R CERTIFICATE OF INCORPORATION

(see attached)

Exhibit B to Equity Purchase Agreement

EXHIBIT C

BUYER A&R BYLAWS

(see attached)

Exhibit C to Equity Purchase Agreement

EXHIBIT D

FORM OF TAX RECEIVABLE AGREEMENT

(see attached)

Exhibit D to Equity Purchase Agreement

EXHIBIT E

FORM OF STOCKHOLDERS’ AGREEMENT

(see attached)

Exhibit E to Equity Purchase Agreement

EXHIBIT F

FORM OF VOTING AGREEMENT

(see attached)

Exhibit F to Equity Purchase Agreement

EXHIBIT G

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Exhibit G to Equity Purchase Agreement

EXHIBIT H

SUBSCRIPTION AGREEMENTS

(see attached)

Exhibit H to Equity Purchase Agreement

EXHIBIT I

AST SPACEMOBILE INC. 2020 INCENTIVE AWARD PLAN

(see attached)

Exhibit I to Equity Purchase Agreement

EXHIBIT J

AST SPACEMOBILE INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

(see attached)

Exhibit J to Equity Purchase Agreement